UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

VISTRA CORP.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of 2021 Annual Meeting

of Stockholders and

Proxy Statement

2021 Annual Meeting of Stockholders:

Wednesday, April 28, 2021, at 9:00 a.m. (CT)

Virtual Meeting

(Register in advance at: www.proxydocs.com/VST)

Whether or not you will be able to attend the 2021 Annual Meeting,

please vote your shares promptly so that you may be represented at the meeting.

Vistra Corp. 6555 Sierra Drive Irving, Texas 75039

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Place: Virtual Meeting Register in advance at: www.proxydocs.com/VST	Time and Date: 9:00 a.m. (CT) Wednesday, April 28, 2021	Record Date: March 16, 2021

To the Stockholders of Vistra Corp.:

The 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”) of Vistra Corp. will be held for the following purposes:

1.	Elect the 10 directors named in this proxy statement and nominated by the Board to serve on the Board until the 2022 annual meeting of stockholders (the “2022 Annual Meeting”);

2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3.	To ratify the selection of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the 2021 Annual Meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

In order to attend the 2021 Annual Meeting, you must register in advance at www.proxydocs.com/VST prior to the deadline of April 23, 2021 at 5:00 p.m. (ET). Following registration, you will immediately receive a confirmation e-mail, which will include information about when you should expect to receive a unique link to gain access to the meeting. Whether or not you will be able to attend the meeting, PLEASE VOTE YOUR SHARES PROMPTLY BY EITHER SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD OR CASTING YOUR VOTE VIA TELEPHONE OR THE INTERNET AS DIRECTED ON THE PROXY CARD.

By Order of the Board of Directors,

Yuki Whitmire
Vice President, Associate General Counsel, and
Corporate Secretary

March 30, 2021

PROXY SUMMARY INFORMATION

This summary is included to provide an introduction and overview of the information contained in this Proxy Statement. This is a summary only and does not contain all of the information we have included in this Proxy Statement. You should refer to the full Proxy Statement for more information about us and the proposals you are being asked to consider.

2020 BUSINESS HIGHLIGHTS

Financial Performance and Response to COVID-19

2020 was another year of significant positive performance for Vistra, in spite of the challenges faced from the novel coronavirus (“COVID-19”) pandemic. This strong financial performance builds on our history of financial discipline, as over the last four years we have focused on creating a diversified and highly efficient, low-cost, low-leverage integrated business model. Key highlights of our 2020 performance include:

•

Delivered Adjusted EBITDA* (as defined in the “Performance Highlights” section on page 46) above the upper end of raised financial guidance, representing the fifth year in a row that Vistra’s financial results exceeded the midpoint of Vistra’s financial guidance.

•

Delivered Adjusted Free Cash Flow before Growth* (as defined in the “Performance Highlights” section on page 46) above the high end of the 2020 guidance range, resulting in an EBITDA to free cash flow conversion ratio of 69%.

•

Achieved ~$750 million of projected ~$860 million Dynegy Inc. (“Dynegy”), Crius Energy (“Crius”), and Ambit Energy (“Ambit”) transaction synergies and Operations Performance Initiative (“OPI”) value lever targets by year-end 2020.

* See Annex A for a reconciliation of Non-GAAP measures to the most comparable GAAP (as defined in Annex A) measures.

In addition, our approach to COVID-19 has been comprehensive, including initiatives on employee health and safety, workplace environment (including remote working), interactions with customers and suppliers, financial management, operational efficiency, internal and external communications, government relations, and community outreach – all overseen by our Board of Directors. For example, in response to COVID-19, we:

•

Implemented preventive COVID-19 health and safety measures for employees and contractors such as onsite temperature testing, requiring proper personal protective equipment, maximizing social distancing, maintaining a work from home policy, and assisting with access to virus testing to support operations though the pandemic.

•

Supported customers and communities during the pandemic by maintaining customer service levels at all-time highs, donating $2 million to non-profits and social service agencies, providing nearly 180,000 masks and face coverings to employees and local institutions, and assisting 15,400 customers impacted by COVID-19 to pay their electric bills with $3.9 million in donations administered through our partner organization, TXU Energy AidSM.

•

Became a corporate partner to Comp-U-Dopt, a non-profit organization that provides technology access and education to underserved youth, funding the purchase of nearly 2,000 refurbished, free-of-charge laptops for families without a computer in the home.

Value to Our Stockholders

•

Increased expected OPI value lever targets by $100 million, with run-rate increasing to $525 million, with expectation that Vistra will be at full run-rate of OPI value levers and transaction synergies by year-end 2022.

•	Dividend program distributed $0.54 per share on an annualized basis. In February 2021, announced an 11% increase to the dividend, resulting in an annualized dividend of $0.60 per share.

•	Have returned more than $6.5 billion to our financial stakeholders over the last four years.

Executing Our Corporate Strategy

•	Repaid approximately $1.5 billion in debt and achieved long-term leverage target ratio of 2.5x net debt to Adjusted EBITDA as of year-end 2020.

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PROXY SUMMARY INFORMATION

•

Grew premier retail business with Adjusted EBITDA approximately 20% higher than 2019 via integration of attractive acquired portfolios, strong multi-brand and channel operating model, and customer-centric approach to minimize impacts of the COVID-19 pandemic.

•	Continued to launch innovative and market-leading products, including eight new-to-market products such as TXU Energy Free Pass, Dynegy Cash Rewards, Brighten Local Green, and Ambit Power Perks.

•

Continued to advance our battery storage business in California with the 300-megawatt/1,200-megawatt-hour battery energy storage project at our Moss Landing Power Plant site, which connected to the grid and began operations in December 2020, with an additional 100-megawatt/400-megawatt-hour storage system at the site expected to be operational in 2021 and an agreement executed to develop a 36.25-megawatt/145-megawatt-hour battery energy storage project at our Oakland site.

2020 ENVIRONMENTAL, SOCIAL, AND GOVERNANCE HIGHLIGHTS

In 2020, we adopted a sustainability governance framework in furtherance of the Company’s commitment to all facets of environmental, social, and governance (ESG) stewardship, including through maintaining appropriate governance frameworks, with the Board having ultimate oversight over the Company’s ESG initiatives, and oversight of subject matter-specific components delegated to the applicable Board committees. The following highlights certain ESG initiatives during 2020.

Environmental Sustainability

•

Announced accelerated greenhouse gas (GHG) emissions reduction targets with a goal to achieve a 60% reduction (increased from previous target of 50%) in CO2 equivalent emissions by 2030, as compared to a 2010 baseline, and a long-term goal to achieve net-zero carbon emissions, up from an 80% reduction target by 2050.

•

Launched Vistra Zero, a generation portfolio comprised of the Company’s existing nuclear, renewable and energy storage facilities as well as the Company’s emission free renewable projects under development in Texas and California for a total of approximately 4,000 MW of zero-carbon assets.

•

Supported, as a founding member, the Climate Leadership Council and its framework of a consistently applied national carbon fee and dividend approach with a border tax adjustment as the ideal public policy solution to appropriately incentivize investments in carbon-free and carbon-reducing technologies.

•

Continuing education for the board and senior management team with outside consultants and experts on climate issues and sustainability trends. For example, in 2020 consulted with McKinsey on climate issues and sustainability trends and engaged Rivel to support Vistra’s sustainability initiatives and reporting. In 2019, engaged Boston Consulting Group for a series of workshops on climate change.

•

Enhanced sustainability disclosures to provide greater transparency with the adoption of (i) the Global Reporting Initiative (GRI), (ii) the Sustainability Accounting Standards Board (SASB), and (iii) the Task Force on Climate-Related Disclosures (TCFD) frameworks in the Company’s annual sustainability report and 2020 Climate Report.

•	Received third party assurance of the Company’s 2019 Scope 1 GHG emissions by an independent audit firm; engaged firm to provide assurance on the Company’s 2020 Scope 1 and Scope 2 GHG emissions.

•

Continued to transform our generation portfolio to newer, more efficient, and less environmentally impactful technologies, announcing plans to retire an incremental ~7,500 MW of coal-fueled assets and ~350 MW of gas assets in the MISO, PJM, and ERCOT markets between 2020 and 2027.

Social Responsibility

•

Expanded the responsibility of the former Compensation Committee in October 2020 to create the Social Responsibility & Compensation Committee, enhancing the Board’s oversight of the Company’s social responsibility initiatives, including talent management, compensation, diversity, equity and inclusion, and culture and community involvement.

•

Launched several initiatives to enhance diversity, equity, and inclusion, including naming a chief diversity officer, creating a diversity, equity, and inclusion advisory council, enhancing employee resource groups, creating multiple

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pathways for employee advancement, and expanding diverse external recruiting efforts and relationships with historically black colleges and universities.

•

Continued key programs to develop leaders at all levels of the organization, including essentials in leadership to develop first time supervisors and managers and expose them to leaders across the company. This class was transitioned to virtual and continued throughout the pandemic.

•	Maintained commitment to an equitable compensation structure, including performing annual salary reviews by employee category level within significant locations of operations.

•

Continued emphasis on wellness by offering healthcare plans that are designed to reward employees for getting annual physicals and cancer screenings and providing access to fitness centers either at our sites or through discounted membership fees through our medical provider.

•

Prioritized safety by enhancing the Company’s Best Defense safety program with the rollout of a new Safety Management System aiding the Company to end the year without any serious injuries to our employees and a Total Recordable Incident Rate (TRIR) of 0.61 (or ~60% of the 2019 rate). Vistra’s TRIR was better than the first quartile as compared to the Edison Electric Institute’s (EEI) 2019 total company injury data.

•

Achieved the OSHA Voluntary Protection Program (VPP) designation at 12 of Luminant’s sites—an important recognition for facilities that have implemented effective safety and health management systems and maintained injury and illness rates below the U.S. Bureau of Labor Statistics averages for their respective industries.

•

Committed $10 million in donations over the next five years to support organizations that grow minority-owned small businesses, enhance economic development, and provide educational opportunities for students from diverse backgrounds.

•

Joined Chief Executives for Corporate Purpose (CECP) and CEOAction, reinforcing the company’s commitment to all stakeholders and supporting Vistra’s purpose “Lighting up People’s Lives, Powering a Better Way Forward”.

•

Worked to minimize social impacts from retirement of power plants by pursuing a just transition for local communities and employees through various initiatives including but not limited to proposing tax transition plans, supporting legislation to redevelop sites, and providing outplacement services and job skills training for impacted employees.

•

Recognized by Texan by Nature, a Texas-led conservation non-profit founded by former First Lady Laura Bush, as a company with Texas operations that has stated a dedication to conservation, demonstrated commitment to conservation via investment and volunteerism, measurement and reporting of spending and impact on conservation efforts, and employee engagement.

•

Raised nearly $2 million in the Company’s annual 2020 United Way and TXU Energy AidSM giving campaign and over $300,000 in contributions to Ambit Cares©, a mission of one of the company’s retail brands, Ambit Energy, and supporting partner of Feeding America®.

Corporate Governance

•	Since March 2020, the Board held over 10 meetings with management between regularly scheduled Board meetings in 2020 to receive updates and provide oversight during the COVID-19 pandemic.

•

Appointed two new directors—Arcilia Acosta and Lisa Crutchfield—to the Board, providing broad experience and enhancements to the Board, particularly through their extensive operational, policy, and regulatory expertise.

•	Obtained stockholder approval and amended the Company’s charter to declassify the Board and adopt annual elections for directors.

•

Amended the Company’s restated bylaws (the “Bylaws”) and Corporate Governance Guidelines to implement majority voting for directors in uncontested elections. Director nominees who receive more votes “for” their election than “against” their election will be elected to the Board.

-

Nominees who do not receive more “for” than “against” votes will continue to serve on the Board but are required to tender their resignations to the Nominating and Governance Committee (the “Nominating Committee”).

-	The Nominating Committee recommends to the Board whether to accept or reject the resignations.

-	The Board determines whether to accept resignations within 90 days following certification of the election results and accepted resignations are effective upon the Board’s acceptance.

-	In any contested election, plurality voting for directors will apply.

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PROXY SUMMARY INFORMATION

CORPORATE GOVERNANCE BEST PRACTICES

Our corporate governance policies and structures reflect best practices, including:

✓	Annual election of directors and majority voting with a resignation policy

✓	9 out of 10 director nominees are independent

✓	Independent Audit, Social Responsibility & Compensation, Nominating, and Sustainability and Risk Committees

✓	Regular executive sessions of independent directors

✓	Separation of the Chairman of the Board (the “Chairman”) and Chief Executive Officer (“CEO”) positions

✓	Risk oversight by full Board and committees, including Sustainability Governance framework ensuring oversight over ESG matters

✓	Frequent meetings of our non-management and independent directors, with over 94% of meetings being attended by directors and applicable Committee members in 2020

✓	Policies prohibiting pledging and hedging transactions involving our Common Stock by directors and executive officers

✓	Annual Board and committee assessments

✓	Tracking of Board Education programs attended by directors with a recommendation that each director attend at least one Board Education program every two years

2020 COMPENSATION HIGHLIGHTS

In 2020, Vistra again received strong support for its executive compensation programs, with over 96% of votes cast approving, on an advisory basis, our executive compensation. In 2020, as in prior years, the Social Responsibility & Compensation Committee considered input from our stockholders and other stakeholders as part of its annual review of Vistra’s executive compensation program. Based in part on discussions with stockholders, we adopted a new ESG index in our 2021 annual incentive compensation scorecard. In addition, the Social Responsibility & Compensation Committee continued to evolve our long-term incentive program to discontinue the use of stock options and change performance share metrics beginning in 2021.

We are committed to a pay for performance compensation philosophy, designed to:

Certain key features of our executive compensation program include:

•	Clawback mechanism in place for incentive awards

•	No tax gross-ups for executive officers (other than for relocation expenses under a program that is generally available to all employees)

•	Stock ownership guidelines applicable to our NEOs and non-employee directors

•

“Double trigger” change in control benefits that require both the occurrence of a change in control and a qualifying termination of the NEO, meaning that the executive cannot trigger these benefits themselves

•	Independent compensation consultant hired by and reporting to Social Responsibility & Compensation Committee

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DIRECTOR EXPERTISE

Our director nominees collectively represent an extensive and diverse mix of skills, knowledge and experiences that are well-suited to our business.

Name	Corporate Governance / Public Board Experience	Finance / Accounting	Industry Expertise	Public Company Executive	Risk Management / Compliance	Strategy / Transactional	Climate Change and Sustainable Strategy / Policy	Human Capital Management / Diversity, Equity & Inclusion
Scott B. Helm	✓	✓	✓	✓	✓	✓	✓
Hilary E. Ackermann	✓	✓			✓	✓	✓	✓
Arcilia C. Acosta	✓	✓	✓		✓	✓		✓
Gavin R. Baiera	✓	✓	✓			✓		✓
Paul M. Barbas	✓	✓	✓	✓	✓	✓		✓
Lisa Crutchfield	✓	✓	✓	✓	✓	✓	✓
Brian K. Ferraioli	✓	✓		✓	✓	✓		✓
Jeff D. Hunter	✓	✓	✓		✓	✓	✓	✓
Curtis A. Morgan	✓	✓	✓	✓	✓	✓	✓	✓
John R. Sult	✓	✓	✓	✓	✓	✓		✓

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PROPOSALS FOR STOCKHOLDER ACTION

	For More Information	Board Recommendation
Proposal 1: Election of 10 Directors to serve on the Board until the 2022 Annual Meeting	Page 22	✓ For
Proposal 2: Advisory Vote on our 2020 Compensation of Named Executive Officers	Page 66	✓ For
Proposal 3: Ratification of Independent Registered Public Accounting Firm for 2021	Page 70	✓ For

ANNUAL MEETING INFORMATION

Time, Date and Place:

9:00 a.m. (CT) on Wednesday, April 28, 2021 via a virtual meeting. Register in advance at: www.proxydocs.com/VST.

In order to attend the 2021 Annual Meeting, you must register in advance at www.proxydocs.com/VST prior to the deadline of April 23, 2021 at 5:00 p.m. (ET). Following registration, you will immediately receive a confirmation e-mail, which will include information about when you should expect to receive a unique link to gain access to the virtual meeting.

Record Date:	March 16, 2021

Voting Methods:	Submit your proxy using the Internet (www.proxypush.com/VST) or by telephone (1-866-829-5001)	If you request a printed copy of the proxy materials, complete, sign, date and return the proxy card in the envelope provided

Requesting Copies of Materials:

Current and prospective investors can access our Annual Report, Proxy Statement, notice and other financial information through the Investor Relations section of our website at www.vistracorp.com. The Company will also provide, without charge, a copy of these materials upon request made by phone at (214) 812-4600 or by writing to the Corporate Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039.

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March 30, 2021

GENERAL INFORMATION

Why am I receiving these materials?

The Board of Directors (the “Board”) of Vistra Corp. (the “Company” or “Vistra”) has made these materials available to you over the Internet, or has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at the 2021 Annual Meeting of Stockholders (“2021 Annual Meeting”). The 2021 Annual Meeting is scheduled to be held virtually on Wednesday, April 28, 2021 at 9:00 a.m. (CT). You will need the control number provided on your proxy card or voting information form to vote or attend the meeting. This solicitation is for proxies for use at the 2021 Annual Meeting or at any reconvened meeting after an adjournment or postponement of the 2021 Annual Meeting.

What is included with these materials?

These materials are first being mailed or made available to stockholders on or about March 30, 2021, and include the notice, Proxy Statement, and our 2020 Annual Report to Stockholders (the “Annual Report”), which includes our audited consolidated financial statements for the year ended December 31, 2020. If you received printed versions of these materials, a proxy card or voting instruction form (if applicable) for the 2021 Annual Meeting is also included.

What items will be voted on at the 2021 Annual Meeting?

1.	A proposal to elect the 10 directors nominated by the Board to serve on the Board until the 2022 Annual Meeting;

2.	A proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers; and

3.	A proposal to ratify the selection of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

Additionally, if needed, the stockholders may act upon any other matters that may properly come before the meeting (including a proposal to adjourn the meeting to solicit additional proxies) or any reconvened meeting after an adjournment or postponement of the meeting.

What are the Board’s voting recommendations?

The persons named as proxies were designated by the Board. Any proxy given pursuant to this solicitation and received prior to the 2021 Annual Meeting will be voted as specified in the proxy card. If you return a properly executed proxy card but do not mark any voting selections, then your proxy will be voted as follows in accordance with the recommendations of the Board:

Board Recommendation
Proposal 1: Election of 10 Directors to serve on the Board until the 2022 Annual Meeting	✓ For
Proposal 2: Advisory Vote on our 2020 Compensation of Named Executive Officers	✓ For
Proposal 3: Ratification of Independent Registered Public Accounting Firm for 2021	✓ For

Why did I only receive one set of materials when there is more than one stockholder at my address?

If two or more stockholders share one address, only one copy of our Annual Report or Proxy Statement will be delivered unless one or more of the stockholders provides contrary instructions. Stockholders who do not receive a separate copy of our Annual Report or Proxy Statement and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Annual Report or Proxy Statement via the Internet, e-mail or telephone as

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outlined in the “Requesting Copies of Materials” section on page 6. Stockholders who share an address and receive multiple copies of our Annual Report or Proxy Statement may also request to receive a single copy by following the instructions above.

What is the quorum requirement for the 2021 Annual Meeting?

The presence in person or by proxy of the holders of a majority of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), entitled to vote shall constitute a quorum necessary to transact business at the 2021 Annual Meeting.

What is the record date?

The close of business on March 16, 2021 has been fixed as the time as of which stockholders entitled to notice of, and to vote with respect to, the 2021 Annual Meeting and any adjournments thereof shall be determined. At such date, there were outstanding and entitled to vote 481,449,765 shares of Common Stock. Each share of Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders at the 2021 Annual Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

•

Stockholder of Record. If your shares are registered in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (which may be referred to “AST” in the materials you receive), you are considered the stockholder of record with respect to those shares, and the Proxy Statement, Annual Report and proxy card were sent directly to you by us.

•

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and a voting instruction form was forwarded to you by that organization with copies of the Proxy Statement and Annual Report. The organization holding your account is considered the stockholder of record for purposes of voting at the 2021 Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

Where is the 2021 Annual Meeting?

As permitted by Delaware law and the Company’s Bylaws, the 2021 Annual Meeting will be held solely as a virtual meeting via the Internet. You must register in advance at www.proxydocs.com/VST to receive a unique link to gain access to attend the 2021 Annual Meeting.

Why is the Annual Meeting being held online via live webcast?

The Board has decided that the 2021 Annual Meeting should be held online again this year via live webcast in light of the continued impacts of and risks related to COVID-19 and potential limitations on large gatherings in order to permit stockholders from any location with access to the Internet to participate. The Company has endeavored to provide stockholders with similar opportunities for participation in the 2021 Annual Meeting online as an in-person meeting.

What do I need to attend the 2021 Annual Meeting?

In order to attend the 2021 Annual Meeting, you must register in advance at www.proxydocs.com/VST prior to the deadline of April 23, 2021 at 5:00 p.m. (ET). The Control Number provided on your voting information form or proxy card is necessary to register in advance for the 2021 Annual Meeting. You will not be able to attend the 2021 Annual Meeting unless you register in advance by the deadline.

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Upon completing registration, you will immediately receive a confirmation e-mail, which will contain further instructions about when you will receive a unique link to allow you access to the 2021 Annual Meeting and instructions for submitting questions in advance of the meeting. Approximately one hour prior to the meeting start time, all pre-registered shareholders will receive an e-mail containing a unique URL link to allow them access to the meeting—as well as a link giving them the ability to vote during the meeting. Please be sure to review and follow the instructions found on your proxy card and/or voting instruction form, as well as the instructions that will be delivered to you via e-mail after you register.

If I am a stockholder of record of Vistra’s shares, how do I vote?

You may cast your vote in one of four ways:

•

By Submitting a Proxy by Internet. Go to: www.proxypush.com/VST, where you may submit a proxy by Internet 24 hours a day, 7 days a week. To be valid, your proxy must be received by the 2021 Annual Meeting.

•

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call the number listed on your proxy card any time on a touch-tone telephone. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple prompts and instructions provided by the recorded message. To be valid, your proxy must be received by the 2021 Annual Meeting.

•

By Submitting a Proxy by Mail. If you choose to submit your proxy by mail, simply mark your proxy, date and sign it and return it in the postage-paid envelope provided. To be valid, your proxy must be received by the 2021 Annual Meeting.

•

During the Annual Meeting. To vote during the live webcast of the Annual Meeting, you must first register at www.proxydocs.com/VST. Upon completing your registration, you will receive further instructions via e-mail, including your unique link that will allow you to access the 2021 Annual Meeting and to submit questions prior to the 2021 Annual Meeting. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via e-mail. Stockholders will be able to log into the 2021 Annual Meeting platform beginning at 8:45 a.m. (CT) on April 28, 2021 pursuant to the unique access instructions they receive following their advance registration at www.proxydocs.com/VST.

The Control Number provided on your voting information form or proxy card is necessary to vote. Please review the materials provided to you and vote as soon as possible.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name, please refer to the proxy card or voting information form forwarded to you by your broker or other nominee to see what voting options are available to you. Please review the materials provided to you and vote as soon as possible.

How may I submit questions at the 2021 Annual Meeting?

We are committed to ensuring that our stockholders have similar opportunities to participate in our virtual 2021 Annual Meeting as they would at an in-person meeting. To submit questions at the 2021 Annual Meeting, you must first register in advance at www.proxydocs.com/VST prior to the deadline of April 23, 2021 at 5:00 p.m. (ET). Upon completing your registration, you will receive further instructions via e-mail, including your unique links that will allow you access to the meeting and will also permit you to submit questions. The Control Number provided on your voting information form or proxy card is necessary to access the virtual meeting site. All questions must be submitted in advance of the meeting by April 23, 2021 at 5:00 p.m. (ET). In order to ensure an efficient and organized meeting, stockholders will not be permitted to ask additional questions at the meeting.

Appropriate, pre-submitted questions related to the business of the 2021 Annual Meeting (the proposals being voted upon) will be answered during the 2021 Annual Meeting, subject to time constraints. Any such questions that cannot be answered during the 2021 Annual Meeting due to time constraints will be posted and answered on the Investor Relations section of our website as soon as practical after the 2021 Annual Meeting. More information regarding the

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question and answer process, including the number and types of questions permitted, the time allotted for questions, and how questions will be recognized and answered are found in the rules of conduct for the 2021 Annual Meeting, which will be available at www.proxydocs.com/VST.

What if during the check-in time or during the 2021 Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the 2021 Annual Meeting login page and included in the meeting access e-mail. Registration support is also available by directing your question(s) to the e-mail address displayed on the registration page.

What happens if I do not give specific voting instructions?

Stockholder of Record. If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or

•

if you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on Proposals 1, 2 and 3, in this Proxy Statement, and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the 2021 Annual Meeting.

Beneficial Owner of Shares Held in Street Name; “Broker Non-Votes.” If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange (“NYSE”), the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters, as determined by the stock exchange. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” Please note that brokers may not vote your shares on the election of directors or the proposal regarding named executive officer compensation (Proposals 1 and 2) in the absence of your specific instructions as to how to vote. Please provide your broker with voting instructions as soon as possible so that your vote can be counted.

Which ballot measures are anticipated to be considered “routine” or “non-routine”?

The following chart indicates which matters we believe will be considered routine and non-routine, respectively.

Routine	• Proposal 3 (Ratification of Appointment of Independent Registered Public Accounting Firm)
Non-Routine	• Proposal 1 (Election of Directors) • Proposal 2 (Advisory Vote on 2020 Compensation of the Named Executive Officers)

A broker will be able to vote “FOR” Proposal 3 in the absence of your voting instructions if you beneficially own your shares in street name. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in this Proxy Statement.

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PROXY STATEMENT

What are the voting requirements for each proposal, and how will abstentions and broker non-votes be treated?

For the purpose of determining whether a quorum is present, abstentions and broker non-votes shall be counted in determining the number of outstanding shares represented in person or by proxy for each matter. The following table sets forth the voting requirement with respect to each of the proposals, including the treatment of abstentions, withhold votes, and broker non-votes:

Proposal	Vote Required	Effect of Broker Non-Votes	Effect of Abstentions or Withhold Votes
Election of 10 Directors to serve on the Board until the 2022 Annual Meeting

Nominees who receive more FOR votes than AGAINST votes will be elected. In a contested election, nominees who receive the most FOR votes among votes properly cast in person or by proxy will be elected.

		No effect. Brokers have no discretion to vote	Withholds have no effect
Advisory Vote on our 2020 Named Executive Officer Compensation	Affirmative vote of at least a majority of the voting power represented in person or by proxy at the meeting and entitled to vote thereon	No effect. Brokers have no discretion to vote	Abstentions counted as vote, with the same effect as a vote “Against”
Ratification of Independent Registered Public Accounting Firm for 2021	Affirmative vote of at least a majority of the voting power represented in person or by proxy at the meeting and entitled to vote thereon	Brokers have discretion to vote	Abstentions counted as vote, with the same effect as a vote “Against”

How can I revoke my proxy or substitute a new proxy or change my vote?

You may revoke your proxy, substitute a new proxy, or change your vote by:

•	Submitting in a timely manner a new proxy through the Internet or by telephone that is received by the 2021 Annual Meeting;

•	Requesting, executing and mailing a later-dated proxy card that is received by the 2021 Annual Meeting;

•	Sending written notice of revocation to our Corporate Secretary at the address provided below (which must be received by 5:00 p.m. (ET), on April 23, 2021); or

•	Voting during the virtual Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker or other holder of record.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Vistra or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a proxy solicitation.

2021 Proxy Statement	11

PROXY STATEMENT

Who will count votes at the 2021 Annual Meeting?

We have retained Mediant Communications, Inc. (“Mediant”) to provide hosting services related to the annual meeting and assist as master tabulator and inspector of election.

Who is paying the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited by mail or facsimile, or by our directors, officers or employees, without extra compensation, in person or by telephone. We have retained D.F. King & Co., Inc. to assist in the solicitation of proxies in connection with the 2021 Annual Meeting. The Company will pay the firm customary fees, expected to be no more than $9,000, plus reasonable out-of-pocket expenses. In addition, if requested, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of our Common Stock.

What if I have questions about the proposals?

Questions concerning the proposals to be acted upon at the 2021 Annual Meeting should be directed to:

Vistra Corp.

Attention: Corporate Secretary

6555 Sierra Drive

Irving, Texas 75039

How can I find out if I am a stockholder of record entitled to vote?

For at least 10 days before the 2021 Annual Meeting, a complete list of stockholders of record entitled to vote at the 2021 Annual Meeting will be available during ordinary business hours at our principal executive office, 6555 Sierra Drive, Irving, Texas 75039, for inspection by stockholders of record for proper purposes. The list of stockholders will also be available during such 10-day period through the date of the 2021 Annual Meeting at www.proxypush.com/VST. The Control Number provided on the proxy card or voting instruction form as part of these proxy materials is necessary to access this site.

Where can I find the voting results of the 2021 Annual Meeting?

We will publish final voting results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (“SEC”) (www.sec.gov) and made available on our website at www.vistracorp.com within four business days following the 2021 Annual Meeting.

REFERENCES TO VISTRA

Unless otherwise indicated, references to “Vistra,” the “Company,” “we,” “our,” and “us” in the biographical and compensation information for directors and executive officers below refers to Board membership, employment, and compensation with respect to Vistra Corp.

STOCKHOLDER PROPOSALS FOR THE 2022 ANNUAL MEETING

Rule 14a-8 Stockholder Proposals. If a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at the 2022 Annual Meeting, under the rules of the SEC, the proposal must be received by the Corporate Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039 on or before the close of business on November 30, 2021 (the 120th day before the one-year anniversary date of the release of these proxy materials to stockholders). The submission of a stockholder proposal pursuant to Rule 14a-8 does not guarantee that it will be included in the Company’s proxy statement and form of proxy.

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PROXY STATEMENT

Advance Notice Stockholder Proposals or Nominations. The Company’s Bylaws require advance notice for any business to be brought before a meeting of stockholders. For business, including director nominations, to be properly brought before the 2022 Annual Meeting by a stockholder, written notice of the stockholder proposal must be received by the Corporate Secretary of the Company at 6555 Sierra Drive, Irving, Texas 75039 between close of business on December 29, 2021 (not earlier than the 120th day before the one-year anniversary date of the 2021 Annual Meeting) and close of business on January 28, 2022 (not later than the 90th day before the one-year anniversary date of the 2021 Annual Meeting). The stockholder’s notice to the Corporate Secretary must contain a brief description of the business to be brought before the 2022 Annual Meeting and the reasons for conducting such business at the meeting, as well as certain other information set out in the Company’s Bylaws.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON APRIL 28, 2021

The Proxy Statement and Annual Report are available at www.proxydocs.com/VST.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933 (as amended, the “Securities Act”), or the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), the sections of this Proxy Statement entitled “Social Responsibility & Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated unless specifically provided otherwise in such filing to the extent permitted by the rules of the SEC. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information presented herein includes forward-looking statements within the meaning of safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, that are presented herein, that address activities, events or developments that may occur in the future (often, but not always, through the use of words such as “believe,” “expect,” “anticipate,” “estimate,” “predict,” “project,” “forecast,” “target,” “potential,” “goal,” “objective,” and “outlook”) are forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements. Any such forward-looking statement involves uncertainties and risks that could cause results to differ materially from those projected in or implied by any such forward-looking statement, including those additional risks and factors discussed in reports filed with the SEC by the Company from time to time, including the uncertainties and risks discussed in the sections entitled “Risk Factors” and “Forward-Looking Statements” in our most recent annual report on Form 10-K and any subsequently filed quarterly reports on Form 10-Q. Any forward-looking statement speaks only at the date on which it is made, and except as may be required by law, the Company will not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of unanticipated events.

2021 Proxy Statement	13

DIRECTOR NOMINEE HIGHLIGHTS

The following table sets forth information regarding our director nominees for election at the 2021 Annual Meeting to serve a one-year term as a director.

Name	Age	Position / Office	Independent (1)
Scott B. Helm	56	Director, Chairman of the Board	✓
Hilary E. Ackermann	65	Director, Chair of the Sustainability and Risk Committee	✓
Arcilia C. Acosta	55	Director	✓
Gavin R. Baiera	45	Director, Chair of the Social Responsibility & Compensation Committee	✓
Paul M. Barbas	64	Director, Chair of the Nominating Committee	✓
Lisa Crutchfield	58	Director	✓
Brian K. Ferraioli	65	Director, Chair of the Audit Committee	✓
Jeff D. Hunter	55	Director	✓
Curtis A. Morgan	60	Chief Executive Officer and Director
John R. Sult	61	Director	✓

(1)	All directors are independent except Mr. Morgan, the CEO of the Company. All four Board Committees are independent.

Broad and Balanced Mix of Attributes and Experiences

Name	Corporate Governance / Public Board Experience	Finance / Accounting	Industry Expertise	Public Company Executive	Risk Management / Compliance	Strategy / Transactional	Climate Change and Sustainable Strategy / Policy	Human Capital Management / Diversity, Equity & Inclusion

Scott B. Helm	✓	✓	✓	✓	✓	✓	✓

Hilary E. Ackermann	✓	✓			✓	✓	✓	✓

Arcilia C. Acosta	✓	✓	✓		✓	✓		✓

Gavin R. Baiera	✓	✓	✓			✓		✓

Paul M. Barbas	✓	✓	✓	✓	✓	✓		✓

Lisa Crutchfield	✓	✓	✓	✓	✓	✓	✓

Brian K. Ferraioli	✓	✓		✓	✓	✓		✓

Jeff D. Hunter	✓	✓	✓		✓	✓	✓	✓

Curtis A. Morgan	✓	✓	✓	✓	✓	✓	✓	✓
John R. Sult	✓	✓	✓	✓	✓	✓		✓

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BOARD OF DIRECTORS

Director Nominee Biographies

Scott B. Helm Chairman of the Board	Director Since: 2017 Board Committees: None Age: 56

Biographical Information:

Mr. Helm has served as Chairman of the Board since October 2017. During the last five years, Mr. Helm has been a private investor based out of Baltimore, Maryland. Previously, Mr. Helm was a founding partner of Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure. Before that, he served as Executive Vice President and Chief Financial Officer at Orion Power Holdings, Inc., a publicly listed company that owned and operated power plants. Mr. Helm began his career at Goldman, Sachs & Co., first working in the fixed income division, then moving to the investment banking division. Mr. Helm also serves on the board of the Chesapeake Shakespeare Company. Mr. Helm received a bachelor’s degree in business administration from Washington University in St. Louis.

Qualifications:

Mr. Helm has extensive financial and industry knowledge. His specific experience in the energy industry and significant financial and executive experience, including his service as a founding partner of an energy infrastructure private equity fund and public company chief financial officer in the utilities sector, allow him to provide valuable guidance and knowledge to the Board and enable him to lead effectively in his capacity as Chairman.

Curtis A. Morgan Chief Executive Officer	Director Since: 2016 Board Committees: None Age: 60

Biographical Information:

Mr. Morgan has served as the CEO of the Company since October 2016, and previously held the role as President of the Company until December 2020. During his 35-year career, Mr. Morgan has held leadership responsibilities in nearly every major U.S. power market. From 2015 until joining the Company, he served as an Operating Partner with Energy Capital Partners, a private equity firm focused on investing in North American energy infrastructure. Mr. Morgan previously served as the President and CEO of both EquiPower Resources Corp. and FirstLight Power Enterprises. Mr. Morgan has also held various leadership roles at NRG Energy, Mirant Corporation, Reliant Energy and Amoco Corporation. In addition to his executive experience, Mr. Morgan previously served on the public board of directors of Summit Midstream Partners, LP and is the chair of the board of directors of the Electric Power Supply Association, the competitive power generation industry organization, is a member of the Business Roundtable and World50 organizations, and serves on the board of Comp-U-Dopt. A licensed certified public accountant, Mr. Morgan received a bachelor’s degree in accounting from Western Illinois University and a Master of Business Administration in finance and economics from the University of Chicago.

Qualifications:

During his 35-year career, Mr. Morgan has held leadership responsibilities in nearly every major U.S. power market including wholesale and retail businesses and nearly all electric generation technologies. In overseeing all aspects of the Company’s strategy, capital allocation and operations as CEO, Mr. Morgan has particular and valuable knowledge about the Company that he brings to the Board. Mr. Morgan has also served on other public company boards.

2021 Proxy Statement	15

BOARD OF DIRECTORS

Hilary E. Ackermann	Director Since: 2018 Board Committees: Sustainability and Risk (Chair) Age: 65

Biographical Information:

Ms. Ackermann served as a director of Dynegy Inc. (“Dynegy”) from October 2012 until Dynegy’s merger with Vistra in April 2018 and joined the Board in conjunction with the Company’s acquisition of Dynegy. Ms. Ackermann was Chief Risk Officer with Goldman Sachs Bank USA from October 2008 to 2011. Ms. Ackermann began her career at Goldman Sachs in 1985 and served as Managing Director, Credit Department of Goldman, Sachs & Co., as VP, Credit Department, and as an Associate in the Credit Department prior to her role as Chief Risk Officer. Prior to joining Goldman, Ms. Ackermann served as Assistant Department Head of the Credit Department of Swiss Bank Corporation (now known as UBS). Ms. Ackermann currently serves on the private board of directors and audit committee of Credit Suisse Holdings (USA), Inc. and the private board and audit committee, and serves as chair of the risk committee, of Credit Suisse Holdings (USA), Inc. She also currently serves on the private board and the audit committee, and serves as chair of the risk and compliance committee, of each of Hartford Series Fund, Inc., Hartford HLS Series Fund II, Inc., The Hartford Mutual Funds, Inc. and The Hartford Mutual Funds II, Inc. She previously served on the public board of directors of Apollo Investment Corporation. Ms. Ackermann received a bachelor’s degree in Russian from Georgetown University.

Qualifications:

Ms. Ackermann brings extensive experience assessing credit for major banking institutions, covering a variety of industries, including the power generation, electrical utilities and natural resources sectors, as well as in-depth coverage of commodities trading, including oil, natural gas and power as a risk manager. Ms. Ackerman currently serves as the Chair of the Sustainability and Risk Committee, where she contributes significantly to the review and evaluation of our enterprise risk assessment, risk management goals, management and tracking of environmental risks and opportunities, as well as external sustainability report.

Arcilia A. Acosta	Director Since: 2020 Board Committees: Social Responsibility & Compensation, Nominating Age: 55

Biographical Information:

Ms. Acosta has served on the Board since 2020. Ms. Acosta has served as the President and CEO of CARCON Industries and Construction, specializing in commercial, institutional, and transportation construction, since 2000. In addition to her role at CARCON Industries, Ms. Acosta is the President and controlling principal of Southwestern Testing Laboratories, a position she has held since 2003. Ms. Acosta previously served as a director of LegacyTexas Financial Group, N.A., a publicly traded bank holding company with an asset size of over $10 billion, from 2015 to 2019, when LegacyTexas merged with a private company. From July 2018 through February 2020, Ms. Acosta served as a director of ONE Gas Incorporated, one of the largest natural gas utilities in the U.S. In 2017, Ms. Acosta joined the public board of Magnolia Oil & Gas, an independent oil producer with assets located in South Texas. In 2021, Ms. Acosta joined the public board of Veritex Holdings, Inc., the holding company for Veritex Community Bank. Her prior board service includes 10 years as a director of Energy Future Holdings Corp. (the “Predecessor”). Ms. Acosta currently serves on the board of the Communities Foundation of Texas, is Chairman of the Texas Institute for Women in Leadership, and is Chairman-Elect of the Dallas Citizens Council. In March 2020, Texas Governor Abbott appointed Ms. Acosta to the Strike Force to Open Texas for COVID-19. Ms. Acosta received a bachelor’s degree in political science from Texas Tech University and is a graduate of the Harvard University Business School Corporate Governance Program.

Qualifications:

Ms. Acosta brings extensive experience in executive management, operations, safety, construction management and engineering management. In addition, she has served on the boards of directors of other publicly traded and private companies, including oversight responsibilities on matters relating to executive compensation, corporate governance, and audit. Ms. Acosta currently serves on the Company’s Social Responsibility & Compensation and Nominating Committees.

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BOARD OF DIRECTORS

Gavin R. Baiera	Director Since: 2016 Board Committees: Social Responsibility & Compensation (Chair) Age: 45

Biographical Information:

Mr. Baiera is a senior managing director and partner at Centerbridge Partners, L.P, which is a multi-strategy private investment firm focused on private equity, credit, and real estate. He previously served as a managing director at Angelo, Gordon & Co., where he was the global head of the firm’s corporate credit activities and portfolio manager for its distressed funds. Baiera was also a member of the firm’s executive committee. Prior to joining Angelo, Gordon in 2008, Baiera was the co-head of the strategic finance group at Morgan Stanley, which was responsible for all origination, underwriting, and distribution of restructuring transactions. Prior to that, Baiera worked at General Electric Capital Corporation, concentrating on underwriting and investing in restructuring transactions. Baiera has served on numerous boards of directors including, most recently, MACH Gen, Orbitz Worldwide, and Travelport Worldwide. He received a bachelor’s degree in economics and finance from Fairfield University and a Master of Business Administration from the University of Southern California.

Qualifications:

Mr. Baiera has extensive experience in corporate finance and strategic business planning activities. In addition, he has served on the boards of directors of other publicly traded and private companies, including oversight responsibilities on matters relating to executive compensation and compensation strategy, making him a valuable member of the Board and Chair of the Social Responsibility & Compensation Committee.

Paul M. Barbas	Director Since: 2018 Board Committees: Nominating (Chair) Age: 64

Biographical Information:

Mr. Barbas served as a director of Dynegy from October 2012 until Dynegy’s merger with Vistra in April 2018 and joined the Board in conjunction with the Company’s acquisition of Dynegy. Mr. Barbas previously served as president and chief executive of DPL Inc. and its principal subsidiary, The Dayton Power and Light Company (DP&L), and he also served on the boards of DPL Inc. and DP&L. He also previously served as executive vice president and chief operating officer of Chesapeake Utilities Corporation, a diversified utility company engaged in natural gas distribution, transmission, and marketing, propane gas distribution and wholesale marketing, and other related services, and he was executive vice president of Allegheny Power. Mr. Barbas also served on the public boards of Pepco Holdings, Inc. and El Paso Electric, Inc. Mr. Barbas also serves as a volunteer at the Scorton Creek Game Farm, helping to maintain trails and conservation land overseen by the Massachusetts Division of Fisheries and Wildlife. Mr. Barbas received a bachelor’s degree in economics from College of the Holy Cross and a Master of Business Administration in finance and marketing from the University of Massachusetts.

Qualifications:

Mr. Barbas brings extensive utility, management and oversight experience, having served in executive management positions with various utility and other companies. He also has a broad background in finance and marketing and brings a strong understanding of power operations and energy markets. He also brings to the Board substantive knowledge about a variety of issues related to the Company’s business and currently serves as Chair of the Nominating Committee, where he contributes significantly to the oversight responsibilities and strategic direction of the Company’s corporate governance policies.

2021 Proxy Statement	17

BOARD OF DIRECTORS

Lisa Crutchfield	Director Since: 2020 Board Committees: Nominating, Sustainability and Risk Age: 58

Biographical Information:

Ms. Crutchfield is managing principal of Hudson Strategic Advisers, LLC, an economic analysis and strategic advisory firm to the energy, utility and government sectors since 2012. Prior to launching this consulting practice, she served as Executive Vice President and Chief Regulatory, Risk and Compliance Officer for the U.K.-based National Grid plc, a global energy provider, from 2008 to 2012. Crutchfield also served on the board of National Grid USA as an executive director. She has served in executive roles as Senior Vice President of Regulatory and External Affairs at PECO, an Exelon Company, Vice President and General Manager at TIAA-CREF, and Vice President of Energy Policy and Strategy at Duke Energy Corporation. Crutchfield was appointed to the Pennsylvania Public Utility Commission as Vice Chairman in 1993 and served until 1997, earning the designation as an expert in liberalizing the electric and gas markets. She began her career as a commercial and investment banker. Crutchfield currently serves on the boards of two other publicly traded companies, Fulton Financial Corporation since 2014 and Unitil Corporation since 2012. Ms. Crutchfield also serves as an Advisory Board Member for Protect Our Power, an industry research organization that focuses on electric grid security, as a member of Main Street America Group Advisory Board, and Governance Advisor to IFM Infrastructure and as a member of the private board of Buckeye Partners. Additionally, Ms. Crutchfield is on the Leadership Council of the Kimmel Center of Performing Arts in Philadelphia, Pennsylvania. Ms. Crutchfield earned a bachelor’s degree in economics and political science from Yale University and a Master of Business Administration with distinction in finance from Harvard Business School. Ms. Crutchfield is also a Leadership Fellow of the National Association of Corporate Directors (NACD).

Qualifications:

Ms. Crutchfield brings extensive experience leading corporate teams and has extensive knowledge of the financial industry and business practices with expertise in risk mitigation, compliance, and regulatory matters. She has served on the boards of several other publicly traded and privately held companies including on their compensation, governance, and risk committees. Ms. Crutchfield currently serves on the Nominating and Sustainability and Risk Committees.

Brian K. Ferraioli	Director Since: 2017 Board Committees: Audit (Chair) Age: 65

Biographical Information:

Mr. Ferraioli serves as an operating partner for Bernhard Capital Partners, a private equity firm. In February 2020, he was named the executive chairman and chairman of the board of Atlas Technical Consultants, Inc., a public company. Ferraioli previously served as executive vice president and chief financial officer of KBR, Inc., a global engineering, construction, and services company supporting the energy, petrochemicals, government services, and civil infrastructure sectors. Prior to KBR, Mr. Ferraioli was chief financial offer at The Shaw Group, Inc., an engineering, construction, and fabrication company serving the electric power generation and government services industries. Prior to that, Mr. Ferraioli worked 28 years in various finance and accounting functions with Foster Wheeler AG, a Swiss global conglomerate that provided design, engineering, construction, manufacturing, development, and plant operations. Mr. Ferraioli also serves on the board of Team, Inc., a public company, and previously served on the board of Charah Solutions, Inc., a public company. Mr. Ferraioli received a bachelor’s degree in accounting from Seton Hall University and received a Master of Business Administration from Columbia University and is a certified public accountant. Mr. Ferraioli is also a Leadership Fellow of the National Association of Corporate Directors (NACD).

Qualifications:

Mr. Ferraioli has 40 years of experience in senior executive financial positions with large public companies and accounting roles in the engineering and construction industry, and also has served on various public and private boards, providing him with significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning and forecasting. Further, his extensive financial and accounting experience qualifies him as an “audit committee financial expert.” He currently serves as the Chair of the Audit Committee, where he contributes significantly to the oversight of the integrity of our financial statements, internal controls and ethics and compliance functions.

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BOARD OF DIRECTORS

Jeff D. Hunter	Director Since: 2016 Board Committees: Audit, Sustainability and Risk Age: 55

Biographical Information:

Mr. Hunter has most recently acted as an independent financial and sector advisor to a number of investment firms on power related matters including Grafton Asset Management of Calgary and EnCap based in Houston, Texas. Mr. Hunter also serves as a senior adviser to the infrastructure team at Apollo Global Management. From 2016 to 2019, Mr. Hunter served as senior managing director for Quinbrook Infrastructure Partners, an investment company focused exclusively on lower carbon and renewable energy infrastructure investments, where he was a member of the Quinbrook investment committee and was responsible for deal origination, portfolio company oversight and asset management for all Quinbrook North America investments. Between 2013 and 2016, Mr. Hunter was a managing partner of Power Capital Partners, an energy focused investment firm. Previously, Mr. Hunter co-founded and served as executive vice president and chief financial officer of US Power Generating Company, a privately held merchant power company. Mr. Hunter also held leadership positions at PA Consulting Group and El Paso Merchant Energy. Mr. Hunter currently serves as an independent director of Pacific Drilling S.A. and as managing member of Waterloo Capital Management. Mr. Hunter received a bachelor’s degree in economics from the University of Texas.

Qualifications:

Mr. Hunter brings to the Board extensive experience in the energy and financial industries, including his experience as a chief financial officer. He also brings to the Board substantive knowledge about a variety of issues related to the Company’s business and currently serves on the Audit Committee and Sustainability and Risk Committee.

John R. (J.R.) Sult	Director Since: 2018 Board Committees: Audit, Social Responsibility & Compensation Age: 61

Biographical Information:

Mr. Sult previously served on the board of Dynegy Inc. and joined the board in conjunction with the company’s acquisition of Dynegy. Previously, he was executive vice president and chief financial officer of Marathon Oil Corporation and was executive vice president and chief financial officer of El Paso Corporation prior to that. Prior to joining El Paso, Mr. Sult served as vice president and controller of Halliburton Energy Services. Prior to joining Halliburton, Mr. Sult was an audit partner with Arthur Andersen LLP. Mr. Sult currently serves on the board and is chairman of the audit committee of Brigham Minerals, Inc., a public company, and previously served on the board of Jagged Peak Energy, Inc., a public company. Mr. Sult serves as a member of the Board of Directors, Executive Committee and Chairman of the Strategic Planning Committee of the Boys and Girls Country of Houston, Inc. Mr. Sult received a bachelor’s degree with special attainments in commerce from Washington & Lee University and is a licensed certified public accountant.

Qualifications:

Mr. Sult, through his experience in senior executive financial positions with large public companies, brings significant knowledge of accounting, capital structures, finance, financial reporting, strategic planning and forecasting to the Board. Mr. Sult has extensive knowledge of the energy industry. Further, he has served as an audit partner at a major accounting firm, which, in addition to his other experience, qualifies him as an “audit committee financial expert.” He currently serves as a member of the Social Responsibility & Compensation Committee, where he contributes significantly to the review and evaluation of our compensation policies and practices, and the Audit Committee, where he contributes significantly to the oversight of the integrity of our financial statements, internal controls and ethics and compliance functions.

2021 Proxy Statement	19

MANAGEMENT

Information about our Executive Officers

The following table and biographies set forth information regarding our current executive officers as of the date hereof, except for Mr. Morgan, whose information is listed above.

Name	Age	Position / Office

James A. Burke	52	President and Chief Financial Officer

Carrie Lee Kirby	53	Executive Vice President and Chief Administrative Officer

Stephanie Zapata Moore	47	Executive Vice President, General Counsel, and Chief Compliance Officer

Stephen J. Muscato	50	Executive Vice President and Chief Commercial Officer

Scott A. Hudson	57	Executive Vice President and President Vistra Retail

James A. Burke President and Chief Financial Officer

Mr. Burke has served as the President and Chief Financial Officer of the Company since Dec. 2020. Mr. Burke previously served as Executive Vice President and Chief Operating Officer of the Company since Oct. 2016. Prior to joining the Company, he served as Executive Vice President of the Predecessor since February 2013 and President and Chief Executive of TXU Energy, a subsidiary of the Company, since August 2005. Previously, Mr. Burke was Senior Vice President Consumer Markets of TXU Energy. Mr. Burke started his career with Deloitte Consulting, and held a variety of roles with The Coca-Cola Company, Reliant Energy and Gexa Energy prior to TXU Energy. Mr. Burke served as the Chairman of the board of directors of Marucci Sports, a privately held business which was successfully sold to private equity in 2020. Mr. Burke is currently a board member of the Nuclear Energy Institute, the United Way Foundation of Metropolitan Dallas, Ursuline Academy of Dallas, and as an advisory board member for the Tulane University Energy Institute. Mr. Burke is a graduate of Tulane University, where he earned a bachelor’s degree in economics and a Master of Business Administration in finance and general management. Mr. Burke is a licensed certified public accountant and has also earned the designation as a chartered financial analyst. In addition, Mr. Burke has completed the Massachusetts Institute of Technology Nuclear Reactor Technology Course.

Carrie Lee Kirby Executive Vice President and Chief Administrative Officer

Ms. Kirby has served as the Executive Vice President and Chief Administrative Officer of the Company since October 3, 2016. Prior to this, Ms. Kirby was the Executive Vice President of Human Resources for the Predecessor, leading the human resources functions across the Predecessor and its subsidiaries, Luminant and TXU Energy since 2012. From 2008 to 2012, she was Vice President of Human Resources at TXU Energy, where she was originally recruited in 2006 as a Human Resources Director to support the power generation business in its construction and expansion efforts. Prior to joining TXU Energy, Ms. Kirby was Director of Human Resources at Delinea Corporation, a software services company targeting the energy industry. Before that, she was Director of Human Resources for Netrake, a startup voice-over intellectual property hardware development company. She began her career in the executive search business as a consultant for Ray & Berndtson, supporting the technology practice. In addition to her service at the Company, Ms. Kirby is chair emeritus of the board of the Teaching Trust, an education policy and leadership development organization focused on developing urban school leaders. Ms. Kirby is also a member of the Patient Advocacy Committee for Presbyterian Hospital of Dallas and sits on the executive committee of the Women’s Business Council Southwest. Ms. Kirby received both a bachelor’s degree in marketing and a Master of Business Administration from Texas Christian University.

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MANAGEMENT

Stephanie Zapata Moore Executive Vice President, General Counsel, and Chief Compliance Officer

Ms. Moore has served as the Executive Vice President and General Counsel of the Company since October 2016, and as Chief Compliance Officer since April 2019. Prior to joining the Company, Ms. Moore served as Vice President and General Counsel of Luminant, a Company subsidiary, since April 2012. Ms. Moore joined the company in November 2005 and served as Counsel and Senior Counsel in the legal department prior to being named Luminant’s General Counsel. Prior to joining the company, Ms. Moore was an associate at Gardere Wynne Sewell LLP (which has since merged with Foley & Lardner LLP) where she engaged in a corporate and securities practice from 1998 to 2005. Ms. Moore is a member of the board of directors of Girls Inc. of Metropolitan Dallas and serves on the advisory board of AVANCE-North Texas, Inc. Ms. Moore received a bachelor’s degree in English from Duke University and a law degree from William and Mary Law School.

Stephen J. Muscato Executive Vice President and Chief Commercial Officer

Mr. Muscato has served as Executive Vice President and Chief Commercial Officer of the Company since February 2020. Prior to that Mr. Muscato served as Senior Vice President of Vistra Corporate Services Company since October 2016, and Chief Commercial Officer of Vistra Corporate Services Company since January 2018. Prior to joining the Company, he served as Senior Vice President and Chief Commercial Officer of Luminant since 2013, where his responsibilities included optimizing the dispatch and value of Luminant’s power generation fleet, managing the commodity (power, gas, and coal), transportation (rail), and emissions requirements for Luminant’s operating assets, and ensuring development of a distinctive point of view on commodity dynamics in critical markets and geographies. Previously, Mr. Muscato held other senior leadership positions with Luminant, including senior vice president of commercial operations, vice president of gas trading—North America, and vice president of East gas and power trading. Mr. Muscato received both bachelor’s and master’s degrees in electrical engineering from the University of Rochester. He also completed the management leadership program at Columbia Business School.

Scott A. Hudson Executive Vice President and President Vistra Retail

Mr. Hudson has served as the President Vistra Retail since February 2020 and was promoted to Executive Vice President in January 2021. In that role he oversees all of the Company’s retail electricity brands including TXU Energy, Ambit, Value Based Brands, Dynegy Energy Services, Homefield Energy, TriEagle Energy, Public Power and US Gas & Electric. Prior to that, Mr. Hudson served as the Senior Vice President of Vistra Corporate Services Company since October 3, 2016 and President of TXU Energy since March 2017. Prior to joining the Company, he served as Chief Operating Officer of TXU Energy since 2011 with responsibility for sales, marketing, product development, operations, and business technology organizations. Previously, Mr. Hudson held senior leadership positions with MBNA America, ChoicePoint, and LexisNexis and practiced as a commercial lawyer working in the energy industry for Troutman Sanders LLP. Mr. Hudson sits on the board of directors for the United Way of Metropolitan Dallas, Dallas Regional Chamber, and Dallas Children’s Theatre. Mr. Hudson received a bachelor’s degree in history from Yale University and a law degree from the University of North Carolina at Chapel Hill.

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Director Nominees

If you sign your proxy card or voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Each nominee listed below currently serves as a director of the Board. The names of the 10 nominees to serve, if elected, on the Board as directors until the 2022 Annual Meeting and until their successors have been elected and qualified are set forth below:

Name	Served as director since
Hilary E. Ackermann	2018
Arcilia C. Acosta	2020
Gavin R. Baiera	2016
Paul M. Barbas	2018
Lisa Crutchfield	2020
Brian K. Ferraioli	2017
Scott B. Helm	2017
Jeff D. Hunter	2016
Curtis A. Morgan	2016
John R. Sult	2018

✔	The Board of Directors recommends that stockholders vote FOR the election of these director nominees to the Board.

DIRECTOR QUALIFICATIONS AND NOMINATION PROCESS

Director Qualifications

In addition to each director’s individual qualifications, including his or her knowledge, skills and experience mentioned above, the Company believes that each of our directors possesses high ethical standards, acts with integrity, and exercises careful judgment. Each is committed to employing his or her skills and abilities in the long-term interests of the Company and our stockholders. Collectively, our directors are knowledgeable and experienced in business, governmental, and civic endeavors, further qualifying them for service as members of the Board.

Any director nominee is evaluated in accordance with the qualifications set forth in our Corporate Governance Guidelines and the other characteristics that we value as part of our corporate culture. We require that directors possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders at large. They must also have an inquisitive and objective perspective, practical wisdom, mature judgment and sufficient personal resources such that any director compensation to be received from the Company would not be sufficiently meaningful to impact their judgment in reviewing matters coming before the Board. Finally, they must be able to work compatibly with the other members of the Board and otherwise have the experience and skills necessary to enable them to serve as productive Board members. Directors also must be willing to devote sufficient time to carrying out their fiduciary duties and other responsibilities effectively and should be committed to serve on the Board for an extended period of time. For additional information, please read our Corporate Governance Guidelines.

In connection with the director nominations for the 2021 Annual Meeting, the Nominating Committee also considered the director nominees’: (1) knowledge of corporate governance issues, coupled with an appreciation of their practical application; (2) service as a director or executive of a publicly traded company and other board experience; (3) experience in the energy and utility industry and understanding of the energy and commodity markets; (4) finance

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and accounting expertise, including audit, internal controls, risk management and cybersecurity experience; (5) experience in and knowledge of commercial and market risk assessment and management; (6) knowledge in the areas of laws and regulations related to environmental, health, safety, regulatory and other key industry issues; (7) strategic planning skills; and (8) experience in transactional and capital markets matters.

Each director nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including energy, wholesale power generation and marketing, commodities, risk management, strategic planning, legal, corporate governance and board service, executive management, regulatory and policy development, accounting and finance, and operations. For information concerning each director’s various qualifications, attributes, skills and experience considered important by the Board in determining that such nominee should serve as a director, as well as each nominee’s principal occupation, directorships and additional biographical information, please read the section entitled “Director Expertise” on page 5 and “Director Nominee Biographies” beginning on page 15.

Director Selection Process

The Nominating Committee is responsible for identifying individuals qualified to become Board members and recommending to the Board the nominees for election as directors of the Company. The Nominating Committee’s policy is to consider recommendations for such director nominees, including those submitted by current directors, members of management, or by stockholders, on the bases described below. In this regard, stockholders may recommend director nominees by writing to the Nominating Committee c/o the Corporate Secretary of the Company, 6555 Sierra Drive, Irving, Texas 75039. Any such recommendations from stockholders received by the Corporate Secretary of the Company will be promptly provided to the Nominating Committee. Recommendations to be considered by the Nominating Committee for the 2022 Annual Meeting should be submitted as described under “Advance Notice Stockholder Proposals or Nominations” on page 13.

The Nominating Committee annually reviews the composition of the Board as a whole and recommends, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by applicable laws and regulations.

Identification of Candidates and Diversity

The Nominating Committee identifies director nominees in various ways. In identifying and evaluating director nominees, the Nominating Committee may consult with members of the Board, Company management, consultants, and other individuals likely to possess an understanding of the Company’s business and knowledge of suitable candidates. In making its recommendations, the Nominating Committee assesses the requisite skills and qualifications of director nominees and the composition of the Board as a whole in the context of the Board’s criteria and needs. Such assessments will be consistent with the Board’s criteria for membership, including: (i) not less than a majority of directors shall satisfy the NYSE’s independence requirements; (ii) all directors shall possess judgment, character, expertise, skills and knowledge useful to the oversight of the Company’s business; business, governmental, civic or other relevant experience; and (iii) consideration will be given to the extent to which the interplay of the director nominee’s qualifications and diversity of cultural background, gender, experience and viewpoints with those of other Board members will build a Board that is effective, in light of the Company’s business and structure. The Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all Board members. While the Company does not have a formal diversity policy, the Nominating Committee will consider diversity criteria in the context of the perceived needs of the Board as a whole and seek to achieve a diversity of backgrounds and perspectives on the Board. The Board is asked to assess whether the Board is appropriately diverse as part of the annual evaluation of the Board.

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Board Evaluation Process

The Board recognizes that a rigorous evaluation process is an essential component of strong corporate governance practices and promoting ongoing Board and Committee effectiveness. Consistent with best practice, the Company’s Corporate Governance Guidelines and each of the Committees’ Charters, the Nominating Committee oversees the annual evaluation of the performance of the Board and the Committees, with the Chairman maintaining a substantial role in facilitating discussion among the Board and the Committees.

As part of the evaluation process, the Board and each Committee reviews the following:

•	Performance of the Board and each Committee, including areas where the Board and each Committee feels it functions effectively and areas where the Board and each Committee believes it can improve;

•	Overall composition of the Board and each Committee, including director tenure, board leadership structure, Committee membership tenure, diversity, and individual skill sets;

•	General board best practices, including oversight responsibilities and Committee duties;

•	Culture to promote candid discussion within the Board and with senior management;

•	Focus on risk management and strategic matters, including evaluation of transactions and emerging technologies, regulatory and legal developments, and commercial and market factors; and

•	Ability to ensure the Board serves the best interests of our stockholders and positions the Company for future success.

Additionally, the Board reviews its meeting schedule, the quality and depth of information presented at each meeting, and the organization and operation of the Board and the Committees. The Committees are evaluated on their effectiveness in fulfilling delegated responsibilities, the appropriateness of Committee materials, and the sufficiency of time to deliberate and for robust discussion. The Board and Committee evaluation framework and process is conducted and reviewed annually.

As part of the two-part annual evaluation process involving the full Board evaluation and Committee evaluations, the Board responds to a comprehensive written questionnaire designed to provide a holistic evaluation of the performance of the Board and each Committee in light of the current needs of the Board and the Company. In 2020, 100% of directors participated in the Board and Committee evaluation process. To protect anonymity and the integrity of the evaluation process, the Company’s legal counsel compiled responses to these evaluations into a report, which was initially provided to the Chairman and Chair of the Nominating Committee. The report, including evaluation results and specific areas of focus for each Committee and the Board itself, was then presented to each Committee and the full Board in executive session to encourage candid discussion and feedback, and specific areas are discussed where the Board would like to focus to enhance its effectiveness. To further enhance the evaluation program, the Nominating Committee intends to incorporate individual director interviews facilitated by an independent third party to provide additional feedback on overall Board effectiveness, individual director strengths and contributions, and Board development goals.

After receiving feedback from the Chairman and Chair of the Nominating Committee on any action items resulting from the Board and Committee discussions, the Corporate Secretary utilizes the results of the evaluations and discussions when developing workplans, formulating succession plans, and preparing board candidate evaluations for the upcoming year and thereafter.

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CORPORATE GOVERNANCE OVERVIEW

The following summarizes key elements of our corporate governance practices:

Effective Board Leadership and Independent Oversight

•  9 out of 10 directors standing for election are independent (CEO is sole member of management serving on the Board)

•  All members of the Audit, Social Responsibility & Compensation, Nominating, and Sustainability and Risk Committees are independent

•  Nominating Committee annually reviews composition of the Board, ensuring the Board reflects an appropriate balance of knowledge, experience, diversity, skills and expertise

•  Routine assessment by Nominating Committee of overall corporate governance profile and potential enhancements thereto

•  Separate Chairman and CEO roles

•  Annual advisory vote to approve executive compensation

•  Majority voting in uncontested elections and plurality voting in contested elections, with director resignation policy

•  If a director does not receive the vote of a majority of votes cast, the director is obligated to promptly tender his or her resignation to the Nominating Committee, which will become effective upon acceptance by the Board in its sole discretion within 90 days following certification of the election results

Regular Board Engagement

•  Formal Board and Committee meetings each quarter, including an annual strategic planning meeting, and frequent telephonic meetings on emerging matters in the interim

•  Committee Chairs have regular engagement with management liaison (e.g., Audit Chair with Chief Financial Officer (“CFO”), Controller, and Vice President of Internal Audit)

Stockholder and Stakeholder Engagement

•  Regular, transparent communication with our stockholders and other stakeholders

•  Our investor relations team regularly meets with stockholders, prospective stockholders and investment analysts, and frequently includes our CEO, CFO, or other members of management; the Chairman of the Board also periodically attends meetings with stockholders

•  Members of our management team regularly engage with stockholders and other stakeholders to discuss our sustainability strategy and initiatives, corporate governance, and executive compensation practices, Company culture, human capital management, and to solicit feedback on these and a variety of other topics of interest

SUSTAINABILITY GOVERNANCE

Vistra recognizes that creating a sustainable company requires a commitment to all facets of ESG stewardship, including:

•	Addressing climate change and being good stewards of environmental resources

•	Supporting all of our stakeholders including employees, contractors, suppliers, customers, local communities, and investors

•	Maintaining appropriate governance frameworks

•	Providing a long-term vision and sustainable strategy

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Vistra’s policies and initiatives are interconnected and collectively contribute to our long-term sustainability. Given this interconnectedness, ultimately the oversight of our ESG initiatives are governed by the full Board, with oversight of subject matter-specific components delegated to applicable Board committees, as reflected in the following ESG governance framework:

CORPORATE GOVERNANCE GUIDELINES

Our Corporate Governance Guidelines govern the qualifications and conduct of the Board. The Corporate Governance Guidelines address, among other things:

•	The independence and other qualifications of Board members;

•	The regular meetings of our non-management and independent directors;

•	The evaluation of performance of the Board and its Committees;

•	Our expectation that the Board members will attend all annual stockholder meetings absent unusual circumstances;

•	Our policy that any outside board service requires approval from the Nominating Committee and a limit on the number of total boards on which any director may serve concurrently;

•	The separation of the Chairman and CEO positions;

•	Majority voting in uncontested elections and plurality voting in contested elections, with director resignation policy;

•	Our prohibition against personal loans or other extensions of credit to or for any director or executive officer;

•	Board Compensation that is comparable to peer companies;

•	The approval of the CEO’s compensation by the full Board; and

•	The review of development and succession plans for the CEO and other executive officers.

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CORPORATE GOVERNANCE PRACTICES

The Board proactively seeks to identify and implement leading governance practices. Furthermore, the Board follows a series of governance practices that it believes foster effective Board oversight and accountability to you, our stockholders. These practices include:

•	Annual elections for each of our directors;

•	Directors elected by majority vote in uncontested elections (i.e., directors who receive more FOR votes than AGAINST votes are elected);

•	Prohibitions against directors and executive officers:

-	holding our securities in a margin account or pledging our securities; or

-	engaging in any hedging transaction with respect to our securities held by them,

(as further described under “Insider Trading Policy and Prohibition on Hedging and Pledging” on page 32 of this Proxy Statement);

•	Compensation of the Board and stock ownership guidelines for non-employee directors and executive officers;

•

Review by the Social Responsibility & Compensation Committee of performance-based compensation of our executives following a restatement that impacts the achievement of performance targets relating to that compensation, including the ability to require reimbursement to the Company for all or a portion of the payment received;

•	Ongoing succession planning for the CEO and other senior management;

•	Annual performance evaluations of the Board and each of its standing Committees;

•	Director orientation and continuing education program, including Company site visits and information sessions with Company management;

•	Access to and engagement of outside advisors and consultants to assist the Board and the Committees in the performance of their duties, as appropriate; and

•	Launched governance engagement process, meeting with Vistra’s largest stockholders representing nearly 20% of Vistra’s outstanding shares.

CORPORATE GOVERNANCE DOCUMENTS

The Company maintains certain corporate governance documents on our website at www.vistracorp.com. The Company’s Corporate Governance Guidelines and charters of the standing Committees of the Board, including the Audit Committee, the Nominating Committee, the Social Responsibility & Compensation Committee, and the Sustainability and Risk Committee, in each case as currently in effect, can be accessed by selecting the tab labeled “Sustainability—Corporate Governance” on the home page of the Company’s website.

The Company’s Code of Conduct that applies to the Company’s employees, officers, including both the CEO and CFO, and directors, is also available on the Company’s website. In accordance with SEC regulations, any amendments to the Code of Conduct will be posted on the Company’s website.

The Board has adopted a written policy regarding transactions with related parties, which is included in the Corporate Governance Guidelines available on the Company’s website.

Printed copies of the corporate governance documents that are posted on the Company’s website are also available to any stockholder upon request to the Corporate Secretary of the Company, 6555 Sierra Drive, Irving, Texas 75039.

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STOCKHOLDER AND STAKEHOLDER ENGAGEMENT

We believe that regular, transparent communication with our stockholders and other stakeholders is essential to Vistra’s long-term success. Members of our sustainability and investor relations team and management team engage with stockholders and other stakeholders year-round, and these meetings regularly involve our CEO and CFO. In addition, in advance of the 2021 Annual Meeting, we initiated a shareholder governance engagement plan, contacting 75% of our 12 largest stockholders to offer meetings to discuss corporate governance and other matters of interest to the investors.

We value the views of our stockholders and other stakeholders, and the input that we receive from them is a key component of our corporate governance practices. For example, informed in part by the dialogue and collaboration with our stockholders and other stakeholders in recent years:

Governance

•  We amended our Articles of Incorporation in 2020 to declassify the Board and institute annual elections of directors.

•  We amended our Bylaws and Corporate Governance Guidelines in 2020 to implement majority voting for directors in uncontested elections and plurality voting in contested elections.

•  As part of the Board’s focus on ESG initiatives, an integral part of Vistra’s business strategy, we adopted an ESG Framework that outlines the Board’s and Committee’s oversight responsibilities over such matters.

•  We enhanced and refined the Board’s and Committees’ roles with respect to diversity, equity, and inclusion (DEI) initiatives, including expanding the purview of the Social Responsibility & Compensation Committee to oversee the Company’s policies and practices related to human resources, diversity, equity and inclusion, talent management, culture and corporate citizenship.

Sustainability

•  We accelerated our GHG emissions reduction targets, increasing our 2030 target by 20% and adopting a net-zero target by 2050.

•  We advanced our generation transition strategy, announcing future retirement dates for seven incremental coal plants and planned investments in approximately 850 megawatts of solar and energy storage resources in Texas.

•  We meaningfully enhanced our ESG-related disclosures, adopting for the first time the GRI and SASB standards in our annual Sustainability Report and the TCFD framework in our Climate Report, while also receiving third-party assurance of our 2019 Scope 1 GHG emissions by an independent audit firm.

Compensation

•  After a comprehensive review and consideration of feedback from stockholders, the Social Responsibility & Compensation Committee evaluated and implemented several changes to the overall executive compensation program in 2020, while continuing to focus on linking executive compensation with performance and stockholder value; these changes are described on page 51 of this Proxy Statement.

•  Based in part on discussions with stockholders, we adopted a new ESG index in our 2021 annual incentive compensation scorecard.

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MEETINGS OF THE BOARD AND ITS COMMITTEES

The standing Committees of the Board and the current membership of each Committee are shown below. The Nominating Committee reviews the composition of the committees at least annually and determines if any changes should be recommended to the Board.

Meeting Attendance and Executive Sessions

In 2020, the directors collectively attended over 94% of the meetings of the Board and the Committees on which they serve. In 2020, the Board held a total of 12 meetings and each director attended at least 93% of the meetings held. Non-management directors meet regularly in executive session and the Chairman presides over those executive sessions.

Additionally, beginning in March 2020, the Board participated in over 10 meetings in 2020 to receive updates and provide oversight to the Company’s response to the COVID-19 pandemic.

As detailed in our Corporate Governance Guidelines, Board members are expected to attend each annual meeting of stockholders absent unusual circumstances. All 10 directors that were members of the Board at the time attended the 2020 annual meeting of stockholders.

Committee Membership, Independence, and Qualifications

The current membership of the Committees of the Board with respect to the director nominees is shown in the table below.

	Audit Committee	Social Responsibility & Compensation Committee	Nominating Committee	Sustainability and Risk Committee
Independent Directors:(1)
Hilary E. Ackermann				Chair
Arcilia C. Acosta		Member	Member
Gavin R. Baiera		Chair
Paul M. Barbas			Chair
Lisa Crutchfield			Member	Member
Brian K. Ferraioli(2)	Chair
Scott B. Helm(3)
Jeff D. Hunter(2)	Member			Member
John R. Sult(2)	Member	Member
Employee Directors:
Curtis A. Morgan
Number of Meetings in 2020	4	5	4	4

(1)	Ms. Acosta and Ms. Crutchfield were appointed as directors of the Board effective February 24, 2020.
(2)

“Audit committee financial expert,” as defined by the SEC and NYSE, and as determined by the Board. Background information on each audit committee financial expert can be found in the director nominee biographies beginning on page 15.

(3)	Mr. Helm serves as Chairman of the Board.

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Board Committees

The Board has the following four standing Committees: (i) Audit, (ii) Social Responsibility & Compensation, (iii) Nominating, and (iv) Sustainability and Risk (each, a “Committee”). The functions of each Committee are described below.

Audit Committee

Primary Responsibilities: Appoints, retains, oversees, evaluates and compensates the independent auditors; reviews the annual audited and quarterly consolidated financial statements; reviews significant matters regarding accounting principles and financial statement presentations; oversees the performance of the Company’s internal audit function; oversees the system, and annual audit, of internal controls over financial reporting; oversees the system of internal controls over accounting, legal and regulatory compliance, and ethics (including reviewing the Company’s Code of Conduct at least annually).

The Audit Committee is a separately designated standing audit committee as required by SEC regulations and NYSE rules. For more information about the Audit Committee please see the Audit Committee report on page 67.

Nominating Committee

Primary Responsibilities: Reviews and recommends director candidates to the Board for election at each annual meeting of stockholders, periodically reviews the Corporate Governance Guidelines and recommends changes to the Board, reviews and recommends Committee composition and Chairs and recommends changes to the Board and provides guidance to the Board with respect to governance related matters.

The Nominating Committee, among its other responsibilities, (i) identifies individuals qualified to become directors and recommends to the Board the nominees to stand for election as directors; (ii) oversees, and assumes a leadership role in, the governance of the Company including recommending periodic updates to the Corporate Governance Guidelines for the Board’s consideration; (iii) participates with the Chairman in the Board’s annual evaluation of its performance and of the Committees; (iv) recommends to the Board the director nominees for each annual stockholder meeting and for each Committee; and (v) oversees the orientation process for new directors and ongoing education for directors.

Social Responsibility & Compensation Committee

Primary Responsibilities: Reviews and oversees the Company’s overall compensation philosophy, oversees the development and implementation of compensation programs, policies and programs aligned with the Company’s business strategy, and reviews and oversees the Company’s policies and practices related to human resources, diversity, equity and inclusion, talent management, culture and corporate citizenship.

The Social Responsibility & Compensation Committee (i) reviews and approves corporate goals and objectives relevant to the compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives, and determines and recommends to the Board the CEO’s compensation based on this evaluation; (ii) oversees the evaluation of executive officers (and other senior officers and key employees), other than the CEO, and reviews, determines and approves their compensation levels; (iii) oversees and makes recommendations to the Board with respect to the adoption, amendment or termination of incentive compensation, equity-based and other executive compensation and benefits plans, policies and practices; (iv) periodically reviews and assesses progress of culture and employee engagement; (v) reviews human capital and social risks, opportunities, and strategy, including review of the Company’s diversity, equity, and inclusion (DEI) philosophy, commitment, results, and effectiveness through human resources programs; (vi) reviews the Company’s practices and strategies to further its corporate citizenship, including corporate social responsibility initiatives in support of charitable and community service organizations; (vii) reviews and discusses with the Board executive management succession planning; (viii) makes recommendations to the Board with respect to the compensation of the Company’s outside directors; and (ix) produces the Social Responsibility & Compensation Committee’s report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement.

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Sustainability and Risk Committee

Primary Responsibilities: With respect to risk, assists the Board in fulfilling its responsibilities with respect to (i) the oversight of the enterprise risk management process, including coordination, where necessary, with other Committees, (ii) the assessment of certain enterprise risks, and (iii) the review and assessment of market, commercial and risk management matters of the Company.

With respect to sustainability, the Committee: (i) reviews and discusses with management the Company’s strategies, policies, and practices to assist in addressing public sentiment and shaping policy to manage the Company’s sustainability efforts; (ii) at least annually, reviews and discusses with management the Company’s assessment of greenhouse gas-related risks, including transition, regulatory, reputational, and/or market risks related to climate change, and management’s process for the identification, evaluation, and mitigation of transition risks related to climate change; (iii) oversees and monitors the Company’s core vision and values and advises the Board and management on sustainability policies, including the Company’s publicly stated targets and aspirational goals for company-wide reductions of greenhouse gas emissions from its power generation operations; and (iv) provides oversight with respect to any sustainability reporting to the public or governmental agencies.

For further discussion of the Committee’s oversight duties related to risk, see the discussion of “Board Risk Oversight” on page 32.

COMMUNICATIONS WITH DIRECTORS

Stockholders and other interested parties may communicate with the directors individually or as a group, including all non-management or independent directors and the Chairman of the Board, by writing to them c/o the Corporate Secretary of the Company, 6555 Sierra Drive, Irving, Texas 75039. The Company’s Corporate Secretary will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a Committee or to an executive officer of the Company, then the Company’s Corporate Secretary may forward the communication to the executive officer of the Company or the chair of the Committee to which the matter has been delegated.

DIRECTOR INDEPENDENCE

We follow the NYSE’s requirements for determining director independence. Based on the application of these standards and pursuant to the requirements of the NYSE and the SEC, the Board has determined that:

(i)	The following directors are independent: Mses. Ackermann, Acosta, and Crutchfield, and Messrs. Baiera, Barbas, Ferraioli, Helm, Hunter, and Sult.

(ii)

The Board has determined that each member of the Audit Committee (Messrs. Ferraioli, Hunter, and Sult) qualify as an “Audit Committee Financial Expert” as defined in Item 401(h) of Regulation S-K promulgated under the Securities Act.

(iii)

The Board has determined that each member of the Audit Committee (Messrs. Ferraioli, Hunter, and Sult) possesses the necessary level of financial literacy required to enable each of them to serve effectively as an Audit Committee member and satisfies the heightened independence requirements under NYSE and SEC requirements for Audit Committee members.

(iv)

The Board has determined that each member of the Social Responsibility & Compensation Committee (Ms. Acosta and Messrs. Baiera and Sult) satisfies the heightened independence requirements under NYSE and SEC standards for compensation committee members.

CODE OF CONDUCT

Our Code of Conduct applies to all of our directors, officers and employees. The key principles of this code include acting legally and ethically, notifying appropriate persons upon becoming aware of issues, obtaining confidential advice and dealing fairly with our stakeholders. A copy of our Code of Conduct is available on the Company’s website at www.vistracorp.com/code-of-conduct/.

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COMPLAINT AND REPORTING PROCEDURES FOR ACCOUNTING AND AUDITING MATTERS

Our Whistleblower Policy provides for (1) the receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters, and (2) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters, in each case relating to Vistra. Complaints may be made through a “Compliance Helpline” telephone number, operated by an independent third party. Complaints received are logged by our Chief Compliance Officer, investigated and reviewed by Internal Audit, and, if applicable, our Chief Compliance Officer, and communicated to our Audit Committee. In accordance with applicable law, the Whistleblower Policy and other procedures we use to address complaints prohibit us from taking adverse action against any person submitting a good faith complaint, report or concern. A copy of our Whistleblower Policy is available on the Company’s website at www.vistracorp.com/corporate-governance.

BUSINESS RELATIONSHIPS AND RELATED PERSON TRANSACTIONS POLICY

As set forth in the Corporate Governance Guidelines, the Board has adopted a written policy relating to the approval of transactions with related parties. In general, for purposes of our policy, a related party transaction is a transaction to which we are a party, or a material amendment to any such transaction, and with respect to which a related party is directly, or to our knowledge, indirectly, a party. As set forth in our policy, a “related party” is an executive officer, director or nominee for director of ours, a person known to us to be the beneficial owner of more than 5% of our voting securities, an immediate family member of an executive officer, director, nominee for director or 5% stockholder, and any entity owned or controlled by any of the foregoing individuals or in which any such individual serves as an executive officer or general partner or, together with any other such individuals, owns 10% or more of the equity interests of such an entity.

Our policy requires that a related person transaction will only be permitted if: (i) the Audit Committee approves or ratifies the transaction in accordance with the policy (which requires that the transaction be on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party), (ii) the disinterested members of the Board as a whole review and approve the transaction or (iii) the transaction involves compensation approved by the Social Responsibility & Compensation Committee. In reviewing and approving any related party transaction or material amendments to any such transaction, the Audit Committee must satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the transaction and must determine that the related party transaction is fair to us.

Since January 1, 2020, there have been no related party transactions. A copy of our related party transactions policy is included in our Corporate Governance Guidelines and is available on the Company’s website at www.vistracorp.com/corporate-governance.

CHARITABLE CONTRIBUTIONS

During 2020, we did not make any contributions to any charitable organization in which an independent director served as an executive officer in 2020.

INSIDER TRADING POLICY AND PROHIBITION ON HEDGING AND PLEDGING

Under Vistra’s insider trading policy, members of the Board and all of Vistra’s officers and employees, together with their respective related persons, shall not engage, directly or indirectly, in any derivative transactions involving any securities of Vistra, including pledges of Vistra securities as collateral or short sales thereof. This policy includes, without limitation, hedging transactions, pledging Vistra securities as collateral or engaging in short sales of Vistra securities. Any exceptions must be approved by Vistra’s General Counsel on a case-by-case basis, and in no case will an exception be granted in violation of applicable law or if such exception would introduce, in the sole estimation of Vistra’s General Counsel, an unacceptable risk to Vistra.

BOARD RISK OVERSIGHT

In the normal course of business, the Company is exposed to a variety of risks. For a complete description of the risk factors associated with our business, see Part I, Item 1A “Risk Factors” of our 2020 Annual Report on Form 10-K, which is included in our Annual Report.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The Board has ultimate responsibility for protecting stockholder value. Among other things, the Board is ultimately responsible for understanding the risks to which we are exposed, approving management’s strategy to manage these risks, establishing policies and procedures that monitor and manage defined risks and measuring management’s performance against the strategy. The Committees—including the Audit Committee, Sustainability and Risk Committee and Social Responsibility & Compensation Committee (originally constituted as the Compensation Committee in October 2016 and expanded to Social Responsibility & Compensation Committee in October 2020)—play an important role in support of the Board’s oversight function. Risk oversight includes understanding the material risks to the business and what steps management is taking or should be taking to manage those risks, as well as understanding and determining the appropriate risk appetite for the Company. To define the Company’s risk appetite, the Board reviews and approves the annual business plan, budget and long-term plan, strategic initiatives, acquisitions and divestitures, capital markets transactions, financings, capital allocation and capital structure.

The Board conducts its risk oversight function in several ways. The Board monitors, reviews and responds to strategic, commercial, market, financial, sustainability and corporate risks facing the Company by receiving periodic reports from the management team, and through the Committees. While the Committees each have their delegated responsibilities for identifying and addressing risks, the Board primarily conducts this oversight function through the Sustainability and Risk Committee, which oversees the enterprise risk management process and assesses certain enterprise risks and market, commercial and risk management matters, and the Audit Committee, which oversees risks relating to accounting, internal audit and controls. On an annual basis, the Sustainability and Risk Committee provides, and the Board reviews, a detailed enterprise risk report. Additionally, on a quarterly basis, the Sustainability and Risk Committee reviews an enterprise risk assessment and provides a report thereof to the Board. Further, the Board conducts periodic reviews of risks on an ongoing and as-needed basis and receives updates from management during the year on any particular matters relating to risk management or risk controls that management believes need to be brought to the attention of the Board.

The Board recognizes the importance of maintaining the trust and confidence of our customers and employees. To more effectively prevent, detect and respond to information security threats, the Company has a dedicated Chief Information Officer whose team is responsible for leading enterprise-wide information security strategy, policy, standards, architecture and processes. The Board receives reports on, among other things, the Company’s cybersecurity risks and threats, the status of projects to strengthen the Company’s information security systems, assessments of the Company’s security program and the emerging threat landscape. Additionally, the Board and Sustainability and Risk Committee monitor the ways in which the Company attempts to prudently minimize risks, to the extent reasonably practicable and consistent with the Company’s long-term strategies.

The table below summarizes the significant role the various Board Committees or similar bodies play in carrying out the risk oversight function.

COMMITTEE	RISK OVERSIGHT FOCUS AREA
Audit Committee

Oversees and assesses financial risks, which includes reviewing and discussing with management the Company’s risk disclosures in the Company’s annual reports to the SEC; reviewing and discussing the risk of fraud with management, the internal audit executive and the independent auditor and reviewing the implementation of controls to mitigate fraud risks; considering the risk of management’s ability to override the Company’s internal controls; and overseeing significant tax risks and issues affecting the Company.

Social Responsibility & Compensation Committee

Oversees risks related to our compensation policies and practices and succession planning, with input from management and the Social Responsibility & Compensation Committee’s independent outside compensation consultant; periodically reviews and assesses progress of culture and employee engagement; reviews human capital and social risks, opportunities, and strategy, including review of the Company’s DEI philosophy, commitment, results, and effectiveness through human resources programs.

Sustainability and Risk Committee

Oversees (i) greenhouse-gas related risks, including transition, regulatory, reputational, and/or market risks related to climate change, and management’s process for the identification, evaluation, and mitigation of transition risks related to climate change and (ii) certain enterprise risks and other risks related to commercial, credit, liquidity and market risks, including our trading of fuel, transportation, energy and related products and services and regulatory compliance, and the Company’s assessment and management of the risks associated with such activities.

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PROPOSAL 1 – ELECTION OF DIRECTORS

The Chairs of each of the Committees regularly report to the Board on matters reviewed by their respective Committees, thereby providing the Board with the opportunity to identify and discuss any risk-related issues or request additional information from management or the Committees that may assist the Board in its risk oversight role. To this end, risk-related issues presented to the Committees are routinely presented to the full Board to ensure proper oversight.

Additionally, the Company has established a Nuclear Oversight Advisory Board (“NOAB”), which oversees and provides reports to the Board on an as-needed basis, but no less than annually, regarding various risks and strategic considerations related to our ownership and operation, directly or indirectly, of interests in our Comanche Peak nuclear power plant. The NOAB is comprised of Dr. Richard Meserve, Chair, Bill Borchardt, Mr. Morgan and Mr. Burke. Dr. Meserve, who has served as the Chair of the NOAB since 2012, is a former Chairman of the U.S. Nuclear Regulatory Commission (“NRC”). Mr. Borchardt, who has served as a member of the NOAB since 2014, previously held several leadership positions at the NRC including, most recently, as the NRC’s Executive Director of Operations from 2008 to 2013.

In addition to the above-described committee structure, the Company has a Risk Management Policy, which is administered by the Chief Risk Officer, who oversees various risk management efforts and regularly reports to the Sustainability and Risk Committee regarding enterprise risk management and assessment matters. As part of the Risk Management Policy, the Company maintains a Risk Management Committee whose role is to measure and monitor compliance with the Risk Management Policy, and its membership is comprised of various executives from key management positions; namely, the CEO, CFO, Chief Compliance Officer, Chief Commercial Officer, Chief Risk Officer, President of Retail, Controller, Treasurer, SVP Planning & Market Analysis, and Vice President of Regulatory Compliance – Trading and Generation. The Risk Management Policy establishes guidelines necessary for the Company to effectively manage the market, credit, operative and regulatory risk of its commodities portfolios.

As outlined in our Risk Management Policy, the Board has established relevant delegation of authority thresholds, which together with our Code of Conduct and other support relationships with members of the External Affairs, Internal Audit, Legal, Human Resources, Technology Services, and Compliance teams, are complementary and critical to the risk management process. In particular, and in addition to the oversight role performed by the Risk Management Committee, the Board has delegated certain authority, subject to various term/tenor and dollar value thresholds, to the Company’s Commitments Committee as further set forth in the Company’s Commitments Policy.

The Commitments Policy establishes a framework for the Company to evaluate and approve all significant commitments and transactions made by the Company that have not otherwise been approved by the Board. The Commitments Committee is comprised of the Company’s CEO, CFO, Chief Administrative Officer, Chief Commercial Officer, President of Retail, EVP Generation Operations & Services, and General Counsel. The Board periodically reviews and revises the delegation of authority thresholds to appropriately balance business needs and its oversight function.

Executive Compensation and Oversight of Risks Related to Compensation Policies

The primary responsibilities of the Social Responsibility & Compensation Committee are to:

•

determine and oversee the compensation philosophy, objectives, and program of the Company and our subsidiaries, including making recommendations to the Board with respect to the adoption, amendment or termination of compensation and benefits plans, arrangements, policies and practices;

•

evaluate the performance of the Company’s executive officers, including the CEO, Curtis A. Morgan; James A. Burke, President and CFO; Scott A. Hudson, Executive Vice President and President Vistra Retail; Stephen J. Muscato, Executive Vice President and Chief Commercial Officer; and Stephanie Zapata Moore, Executive Vice President, General Counsel, and Chief Compliance Officer (collectively, the “Named Executive Officers”);

•

recommend the executive compensation of the CEO to the full Board and approve executive compensation of the Named Executive Officers (other than the CEO) and other direct reports to the CEO based on those evaluations; and

•

review and assess progress of culture and employee engagement and review human capital and social risks, opportunities, and strategy, including review of the Company’s DEI philosophy, commitment, results, and effectiveness through human resources programs.

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PROPOSAL 1 – ELECTION OF DIRECTORS

As described above, the Social Responsibility & Compensation Committee is responsible for overseeing risks related to our compensation policies, practices, and programs for all employees. To assist the Social Responsibility & Compensation Committee with determining whether the Company’s compensation policies and practices subject the Company to unnecessary risk or could potentially motivate employees to take excessive risk, the Social Responsibility & Compensation Committee periodically evaluates, including seeking input from management and our independent compensation consultant, our compensation strategy to ensure:

•	base salaries are market-based and a sufficient component of total compensation to discourage risk taking;

•

earnings goals under the Company’s EAIP are based upon its audited financial statements and the Company believes that the goals are attainable without the need to take inappropriate risks or make material changes to the Company’s business or strategy;

•

Named Executive Officers who receive payment under the EAIP and the Company’s 2016 Incentive Plan may be required to reimburse the Company for all or a portion of the payment (commonly referred to as a “clawback”) if the Company has to prepare an accounting restatement because it is in material noncompliance with any financial reporting requirements;

•

the Company uses awards under the 2016 Incentive Plan that are typically based upon factors that affect relative total stockholder return over three-year periods, such as the relative Performance Share Unit (“PSU”) awards, which mitigates short-term risk taking;

•

because incentive compensation has a large equity component, value is best realized through long-term appreciation of stockholder value, especially when coupled with the executive stock ownership guidelines, which expose those officers subject to the guidelines—namely the CEO, the President, and each Executive Vice President—to loss of the value of the retained equity if stock appreciation is jeopardized; and

•	the use of incentive compensation components that are paid or vest over an extended period mitigates against unnecessary or excessive risk taking.

Board Leadership Structure

As set forth in our Corporate Governance Guidelines, the Board does not have a policy with respect to the separation of the offices of the Chairman and CEO. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination regarding this issue any time it elects a new CEO and thereafter as deemed appropriate.

During 2020, the Company maintained separate CEO and Chairman roles. The Company has determined this to be the appropriate leadership structure at this time to maintain independent Board leadership that can still benefit from the insight of our CEO. If a different determination is made in the future regarding the separation of the Chairman and CEO positions, such that the CEO is the Chairman, a Lead Director shall be elected by the non-management directors of the Board to: (i) serve as a liaison between the Chairman and the independent directors, (ii) lead executive sessions of the Board, (iii) have authority to call meetings of the independent directors, (iv) lead the Board in discussions concerning the CEO’s employment and performance and CEO succession, (v) if requested by major stockholders, be available for consultation and director communication, and (vi) perform such other duties and responsibilities as requested by the Board.

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PROPOSAL 1 – ELECTION OF DIRECTORS

BENEFICIAL OWNERSHIP OF COMMON STOCK OF THE COMPANY

The following table sets forth information, as of March 16, 2021 (unless noted otherwise), regarding the beneficial ownership of our Common Stock by: (1) each of our current directors and nominees for director; (2) each of our named executive officers who are current officers as of March 16, 2021; (3) all of our directors and executive officers as a group; and (4) each person or entity we know that beneficially owns more than 5% of our outstanding shares of Common Stock.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares that the stockholder has the right to dispose of or acquire within 60 days of March 16, 2021. Common stock subject to options, regardless of whether such arrangement is currently in the money, that are currently exercisable within 60 days of March 16, 2020, are deemed to be outstanding and beneficially owned by the holder of the options, and Common Stock issuable upon vesting of restricted stock units (“RSUs”) that are vested, or will vest within 60 days of March 16, 2020, is deemed to be outstanding and beneficially owned by the holder of such RSUs. The shares underlying any outstanding options or RSUs, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

	Amount and Nature of Shares Beneficially Owned(1)
Name	Number	Percent of Class
5% Stockholders
Brookfield Asset Management Inc. Managed Entities(2)	49,566,961	10.30%
The Vanguard Group, Inc.(3)	46,057,648	9.57%
FMR LLC(4)	36,153,448	7.51%
BlackRock, Inc.(5)	28,579,182	5.94%
Directors, Director Nominees, and Executive Officers
Hilary E. Ackermann(6)	42,246	*
Arcilia C. Acosta(7)	21,001	*
Gavin R. Baiera(8)	25,035	*
Paul M. Barbas(9)	67,159	*
Lisa Crutchfield(10)	7,676	*
Brian K. Ferraioli(11)	37,893	*
Scott B. Helm(12)	220,377	*
Jeff D. Hunter(13)	42,178	*
Curtis A. Morgan(14)	1,566,896	*
John R. Sult(15)	59,778	*
James A. Burke(16)	908,469	*
Scott A. Hudson(17)	296,923	*
Stephanie Zapata Moore(18)	291,284	*
Stephen J. Muscato(19)	331,152	*
All Directors, Director Nominees and current Executive Officers as a group (16 persons)	4,286,328	*

*	Percentage ownership of less than one percent.

(1)

Percentages of beneficial ownership are based on 481,449,765 shares of Common Stock outstanding as of March 16, 2021. Except as disclosed in the footnotes below, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. All percentages and share amounts are approximate based on current information available to us. The information available to us may be incomplete.

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PROPOSAL 1 – ELECTION OF DIRECTORS

(2)

Based on Schedule 13G/A filed on October 9, 2020. Reflects 19,288,906 shares of Common Stock directly held and beneficially owned by 16 entities affiliated with and/or with accounts managed by affiliates of Brookfield Asset Management Inc. (the “Brookfield Investment Vehicles”) and 30,278,055 shares directly held and beneficially owned by 15 entities affiliated with and/or accounts managed by affiliates Oaktree Capital Management, LP (the “Oaktree Investment Vehicles”). The principal address of the Brookfield Investment Vehicles is c/o Brookfield Asset Management Private Institutional Capital Adviser (Canada), L.P., Brookfield Place, 250 Vesey Street, 15th Floor, New York, New York 10281. The address of the Oaktree Investment Vehicles is c/o Oaktree Capital Group, LLC, 333 S. Grand Avenue, 28th Floor, Los Angeles, CA 90071.

(3)	Based on Schedule 13G/A filed on February 10, 2021. Reflects shares of Common Stock held as of December 31, 2019. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19655.
(4)	Based on Schedule 13G/A filed on February 8, 2021. Reflects shares of Common Stock held as of December 31, 2019. The address of FMR LLC is 245 Summer Street, Boston, MA 02110.
(5)	Based on Schedule 13G/A filed on February 1, 2021. Reflects shares of Common Stock held as of December 31, 2019. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.
(6)	34,570 of the shares reported are shares of Common Stock owned directly by Ms. Ackermann. 7,676 are unvested RSUs that will vest on May 6, 2021.
(7)	13,225 of the shares reported are shares of Common Stock owned directly by Ms. Acosta. 7,676 are unvested RSUs that will vest on May 6, 2021.
(8)	17,359 of the shares reported are shares of Common Stock owned directly by Mr. Baiera. 7,676 are unvested RSUs that will vest on May 6, 2021.
(9)	59,483 of the shares reported are shares of Common Stock owned directly by Mr. Barbas. 7,676 are unvested RSUs that will vest on May 6, 2021.
(10)	Represents 7,676 unvested RSUs that will vest on May 6, 2021.
(11)

24,216.61 of the shares reported are shares of Common Stock owned directly by Mr. Ferraioli. 6,000 of the shares reported are shares of Common Stock owned indirectly by Mr. Ferraioli in a revocable trust. 7,676 are unvested RSUs that will vest on May 6, 2021.

(12)	208,607 of the shares reported are shares of Common Stock owned directly by Mr. Helm. 11,770 are unvested RSUs that will vest on May 6, 2021.
(13)	34,502 of the shares reported are shares of Common Stock owned directly by Mr. Hunter. 7,676 are unvested RSUs that will vest on May 6, 2021.
(14)

Of these reported shares, 313,402 are shares of Common Stock owned directly by Mr. Morgan, 26,455 are unvested RSUs that will vest on March 31, 2021, 213,094 are PSUs for which the applicable performance criteria has been achieved and which will vest on March 31, 2021, 945,188 are vested stock options owned directly by Mr. Morgan, and 68,757 are unvested stock options that will vest on March 31, 2021.

(15)	52,102 of the shares reported are shares of Common Stock owned directly by Mr. Sult. 7,676 are unvested RSUs that will vest on May 6, 2021.
(16)

Of these reported shares, 33,880 are shares of Common Stock owned directly by Mr. Burke, 11,111 are unvested RSUs that will vest on March 31, 2021, 89,500 are PSUs for which the applicable performance criteria has been achieved and which will vest on March 31, 2021, 260 are shares of Common Stock owned indirectly by Mr. Burke in a revocable trust of his spouse, 151,228 are shares of Common Stock owned indirectly by Mr. Burke in a limited partnership that is jointly owned by Mr. Burke and his spouse, 593,612 are vested stock options owned directly by Mr. Burke, and 28,878 are unvested stock options that will vest on March 31, 2021.

(17)

Of these reported shares, 47,239 are shares of Common Stock owned directly by Mr. Hudson, 7,055 are unvested RSUs that will vest on March 31, 2021, 33,147 are PSUs for which the applicable performance criteria has been achieved and which will vest on March 31, 2021, 195,730 are vested stock options owned directly by Mr. Hudson, and 13,752 are unvested stock options that will vest on March 31, 2021.

(18)

Of these reported shares, 38,801 are shares of Common Stock owned directly by Ms. Moore, 4,762 are unvested RSUs that will vest on March 31, 2021, 38,356 are PSUs for which the applicable performance criteria has been achieved and which will vest on March 31, 2021, 196,989 are vested stock options owned directly by Ms. Moore, and 12,376 are unvested stock options that will vest on March 31, 2021.

(19)

Of these reported shares, 50,647 are shares of Common Stock owned directly by Mr. Muscato, 7,055 are unvested RSUs that will vest on March 31, 2021, 33,147 are PSUs for which the applicable performance criteria has been achieved and which will vest on March 31, 2021, 226,551 are vested stock options owned directly by Mr. Muscato, and 13,752 are unvested stock options that will vest on March 31, 2021.

2021 Proxy Statement	37

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

The objectives of our executive compensation program are to align executives’ interests and those of our stockholders in accordance with the Company’s compensation philosophy. This Compensation Discussion and Analysis (“CD&A”) describes the elements, implementation, and results of our 2020 executive compensation program.

At our 2020 Annual Meeting of Stockholders, we received over 96.1% support for our say-on-pay proposal. As a result, we believe that our stockholders recognize that our compensation philosophy reflects our commitment to pay for performance.

Additionally, we completed several activities to enhance our earnings, increase our retail marketing channels, reduce and lower the cost of our debt, invest in our communities through various enhancements in our sustainability efforts, and create significant stockholder value as further described in the section entitled “2020 Business Highlights” beginning on page 1 of this Proxy Statement.

Compensation Philosophy

Vistra has a pay-for-performance compensation philosophy, which places an emphasis on “pay-at-risk”; a significant portion of our executive officers’ compensation is comprised of variable compensation. Vistra’s compensation program is intended to attract and motivate top-talent executive officers as leaders and compensate executive officers appropriately for their contribution to the attainment of Vistra’s financial, operational and strategic objectives. In addition, Vistra believes it is important to retain our top-tier talent and strongly align their interests with our stockholders by emphasizing incentive-based compensation. To achieve the goals of our compensation philosophy, Vistra believes that:

•	the overall compensation program should emphasize variable compensation elements that have a direct link to overall corporate performance and stockholder value;

•	the overall compensation program should place an increased emphasis on pay-at-risk with increased levels of responsibility;

•	the overall compensation program should attract, motivate, engage and retain top-talent executive officers to serve in key roles; and

•

an executive officer’s individual compensation level should be based upon an evaluation of the financial and operational performance of that executive officer’s business unit or area of responsibility as well as the executive officer’s individual performance.

2020 Named Executive Officers

Name	Title
Curtis A. Morgan	Chief Executive Officer
James A. Burke	President & Chief Financial Officer
Stephen J. Muscato	Executive Vice President & Chief Commercial Officer
Scott A. Hudson	Executive Vice President & President Vistra Retail
Stephanie Zapata Moore	Executive Vice President, General Counsel & Chief Compliance Officer
David A. Campbell (1)	Former Executive Vice President & Chief Financial Officer

(1)

Mr. Campbell resigned from his position of EVP & CFO effective on December 7, 2020, on which date Mr. Burke assumed the role of President & CFO. Mr. Campbell remained an employee of the Company until December 31, 2020.

These individuals are Vistra’s Named Executive Officers for 2020—while this Proxy Statement specifically discusses the compensation relating to Vistra’s Named Executive Officers, the practices and programs described herein generally extend more broadly across Vistra’s executive leadership team.

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COMPENSATION DISCUSSION AND ANALYSIS

PERFORMANCE OVERVIEW

In this section, Vistra provides highlights of our performance in 2020, reflecting factors considered by the Social Responsibility & Compensation Committee in assessing variable pay outcomes for the Named Executive Officers.

Performance Highlights

Vistra’s Executive Annual Incentive Plan (“EAIP”) places the greatest weighting on a combination of (i) Adjusted EBITDA, (ii) Total Cost, and (iii) Adjusted Free Cash Flow before Growth. Together, these metrics are designed to drive the organization’s focus on achieving business results while exercising discipline in cost decisions. As seen below, both Adjusted EBITDA and Adjusted Free Cash Flow before Growth significantly exceeded their respective targets for 2020, while cost management also outperformed its target, collectively contributing to strong incentive plan payouts.

2020 EAIP Performance Summary; Select Metrics	Target	Actual	Percentage of Target
Vistra Adjusted EBITDA* ($ m)	$3,350	$3,685	110.0%

Total Cost ($ m)	$2,912	$2,894	100.6%

Adjusted Free Cash Flow before Growth* ($ m)	$2,130	$2,436	114.4%

*	See Annex A for a reconciliation of Non-GAAP measures to the most comparable GAAP measures.

Say-on-Pay Vote and Stockholder Engagement

In April 2020, Vistra’s stockholders were asked to approve, on an advisory basis, Vistra’s 2019 executive compensation programs. A substantial majority (over 96%) of the votes cast on the “say-on-pay” proposal at that meeting were voted in favor of the proposal. The “say-on-pay” advisory vote serves as a tool to guide the Board and the Social Responsibility & Compensation Committee in ensuring alignment of Vistra’s executive compensation programs with stockholder interests. The Social Responsibility & Compensation Committee believes that these results reaffirm Vistra’s stockholders’ support of Vistra’s approach to executive compensation.

The Social Responsibility & Compensation Committee will continue to use the “say-on-pay” vote as a guidepost for stockholder sentiment and believes it is critical to maintain regular stockholder engagement, communication and transparency. Reflecting this commitment, members of our sustainability and investor relations team and management team regularly engage with stockholders and other stakeholders to discuss our sustainability strategy and initiatives, human capital management, Company culture, corporate governance, and executive compensation practices and to solicit feedback on these and a variety of other topics of interest. In advance of the 2021 Annual Meeting, we initiated a stockholder governance engagement plan, contacting 75% of our 12 largest stockholders to offer meetings to discuss corporate governance and other matters of interest to the investors. Please refer to the page 28 of this Proxy Statement for more information regarding our stockholder and stakeholder engagement efforts.

Emphasis on “At Risk” Performance-Based Pay

Base salary and other fixed elements of compensation are essential to any compensation program and relevant to the recruitment and retention of top talent. However, we believe that “at risk” compensation for our most senior executives should represent a significant portion of their pay mix. Our 2020 compensation reflects this philosophy. For 2020, 88% of our CEO’s compensation and, on average, 81% of our other Named Executive Officers’ compensation (i.e., base salary, annual short-term incentives and long-term incentives) was “at risk” compensation directly contingent on performance. Actual annual bonus and long-term incentive awards are subject to the achievement of pre-established performance targets and designed to link directly to enhanced stockholder value.

Base Salary	Annual Bonus Plan	Stock Options	Performance-Based RSUs	Time-Based RSUs
Short-Term Element		Long-Term Element
Not at risk	Performance-Based (at risk)			Value Based on Stock Price (at risk)

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COMPENSATION DISCUSSION AND ANALYSIS

The following charts illustrate the 2020 pay mix for our CEO and the average pay mix for the other Named Executive Officers. Additional detail regarding the 2020 compensation of our Named Executive Officers is provided in the Summary Compensation Table and throughout this CD&A.

2020 Named Executive Officer Compensation Overview *

Chief Executive Officer Annualized 2020 Pay Mix	Average Other Named Executive Officers – Annualized 2020 Pay Mix

*	Please see “Summary Compensation Table—2020” beginning on page 55 for details regarding the 2020 compensation of the Named Executive Officers.

CORPORATE GOVERNANCE PRACTICES

In this section, Vistra provides details of its corporate governance framework, procedures and practices as they relate to Named Executive Officer compensation.

Role of the Social Responsibility & Compensation Committee

Vistra’s Social Responsibility & Compensation Committee is currently comprised of three independent directors— Gavin R. Baiera (Chair), Arcilia Acosta, and John R. Sult—whose primary responsibilities with respect to executive compensation are to:

•	Determine and oversee the compensation philosophy, objectives, and program of Vistra, including making recommendations to the Board with respect to the adoption, amendment or termination of compensation and benefits plans, arrangements, policies and practices;

•	Evaluate the performance of Vistra’s executive officers;

•	Approve compensation of Vistra’s executive officers (other than the CEO) based on those evaluations, together with the CEO’s recommendations; and
•	Recommend CEO compensation to the full Board for approval.

Governance Structure

The Social Responsibility & Compensation Committee’s charter can be found on Vistra’s website at: www.vistracorp.com/corporate-governance

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COMPENSATION DISCUSSION AND ANALYSIS

Advisors to the Social Responsibility & Compensation Committee

The Social Responsibility & Compensation Committee has the sole authority to approve the fees, terms and engagement of each independent compensation consultant. During 2020, Willis Towers Watson (the “Compensation Consultant”) provided advisory services to Vistra and the Social Responsibility & Compensation Committee on various aspects of Vistra’s executive compensation practices, including, but not limited to, the development of the compensation structure. For fiscal year 2020, the aggregate fees paid to the Compensation Consultant for executive compensation services totaled $143,347. The Compensation Consultant did not provide any other services to the Company during fiscal year 2020.

For 2020, the Social Responsibility & Compensation Committee discussed the independence of the Compensation Consultant and whether the provision of the additional services created a conflict of interest. In doing so, the Committee considered each of the factors set forth in Rule 10C-1(b)(4) under the Securities Exchange Act of 1934, as amended, and NYSE rules. As part of its review, the Committee received a letter from the Compensation Consultant that discussed its independence and provided relevant disclosure regarding the SEC and NYSE factors. In accordance with its charter, the Social Responsibility & Compensation Committee determined that the Compensation Consultant is sufficiently independent to appropriately advise the Social Responsibility & Compensation Committee on compensation matters and that its relationship with the Compensation Consultant does not give rise to any conflict of interest. Effective January 1, 2021, the Social Responsibility & Compensation Committee retained Mercer as its independent compensation consultant for the review of compensation plans and programs beginning in 2021. Prior to engaging Mercer, the Social Responsibility & Compensation Committee assessed the independence of Mercer and determined that it was sufficiently independent to appropriately advise the committee on compensation matters and that its relationship with Mercer does not give rise to any conflict of interest.

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COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Best Practices

We Do...	We Do Not...

✓  Pay for Performance using a compensation structure that includes performance-based EAIP and long-term incentive plan awards that are aligned with stockholder interests

✓  Provide long-term incentive plan awards that are substantially performance-based and include Performance Share Units

✓  Engage in a rigorous process to establish total direct compensation and its components, including reviewing market and survey data sourced from our peer group of companies and our industry. We also utilize an independent compensation consultant hired by and reporting to the Social Responsibility & Compensation Committee

✓  Have change in control benefits that are subject to “double trigger” provisions, requiring both the occurrence of a change in control event and an involuntary termination

✓  Maintain stock ownership requirements for our CEO and other NEOs that require attainment of ownership levels before equity transactions can occur

✓  Have a clawback mechanism in place

✓  Have an independent compensation consultant that reports directly to the Social Responsibility & Compensation Committee

✓  Conduct an annual risk assessment to ensure that the structure and design of our compensation programs are not reasonably likely to result in excessive risk-taking that could have a material adverse impact on the Company

✓  Listen to stockholders by holding an advisory vote on executive compensation annually and taking the results of such vote into account when setting and reviewing our compensation practices and policies. We have had very positive results from our advisory vote on executive compensation each year the vote has been held.

✓  Conduct stockholder outreach efforts to discuss topics of interest, including our executive compensation programs

×   Offer supplemental executive retirement plan benefits

×   Engage in option backdating or re-pricing

×   Permit hedging or pledging of our Common Stock by directors or officers without Company approval

×   Encourage excessive risk or inappropriate risk taking though our incentive programs

×   Guarantee annual bonuses

×   Provide any material perquisites to executives, other than reimbursement for relocation expenses, executive physicals, and financial planning and tax advice

×   Provide excise tax gross-ups upon a change in control

×   Provide loans from the Company to any executives or directors

×   Permit liberal share counting or “recycling” of shares

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COMPENSATION DISCUSSION AND ANALYSIS

Compensation Elements

In 2020, Vistra utilized the following elements of compensation to achieve our compensation objectives:

Compensation Element	Summary and Linkage to Philosophy
Base Salary	• A fixed element of compensation to provide a stable source of income • Provides market competitive compensation to attract and retain talent
Annual Incentive (EAIP)

•  A cash-based award that encourages executives to focus on specific corporate, business unit and individual performance goals

•  Earned only if threshold financial, operational and/or strategic objectives are met

Stock Options

•  Rewards long-term stockholder value creation as stock options only provide value when the stock price appreciates

•  Provides wealth-building opportunity and aligns executives with stockholder interests

Restricted Stock Units (Time-Based Awards)	• Rewards long-term stockholder value creation • Enhances executive stock ownership and promotes retention
Performance Share Units (Performance-Based Awards)	• Rewards long-term stockholder value creation and encourages executives to focus on long-term performance goals • Emphasizes long-term view with three-year horizon
Benefits	• Keeps program competitive and provides protection for executives
Perquisites	• Perquisites are limited in amount and use

Compensation Determination Process

Use of Market Data

Vistra establishes target compensation levels that are consistent with market practice and internal equity considerations (including position, responsibility and contribution) relative to base salaries, annual incentives and long-term incentives, as well as with the Social Responsibility & Compensation Committee’s assessment of the appropriate pay mix for a particular position. In order to gauge the competitiveness of our compensation programs, Vistra reviews compensation practices and pay opportunities through the use of survey data for general industry and energy services industry, including but not limited to independent power producers and utilities as well as data from a selection of our publicly traded peer companies used as the compensation peer group. Vistra attempts to position itself to attract and retain qualified senior executives in the face of competitive pressures in our relevant labor markets.

Specifically, during 2020, Vistra used survey data and information regarding the pay practices of the energy services industry and general industry companies provided by our Compensation Consultant, regressed to Vistra’s revenue size. Vistra believes that revenue is an appropriate indicator of the size and complexity of an organization, which should be one of the considerations in determining compensation levels. The compensation data resulting from this analysis was a significant factor considered by the Social Responsibility & Compensation Committee with respect to its executive compensation decisions for the Named Executive Officers.

During 2020, Vistra utilized the company-specific data from the compensation peer group as an additional reference point when determining executive compensation, pay practices, pay magnitude, and pay evaluation. This peer group consisted of a select group of companies that the Social Responsibility & Compensation Committee believes are representative of the industry, revenue size, and talent market in which Vistra competes. Vistra’s compensation peer group consisted of the following companies for 2020:

The AES Corporation	Entergy Corporation	Exelon Corporation

NRG Energy, Inc.	Public Service Enterprise Group Incorporated	UGI Corporation

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COMPENSATION DISCUSSION AND ANALYSIS

The Social Responsibility & Compensation Committee does not target any particular level of total compensation or individual component of compensation against the peer group or relevant survey data; rather, the Social Responsibility & Compensation Committee considers the range of total compensation provided by Vistra’s peers, together with information from published surveys, in determining the appropriate mix and level of total compensation for our executives.

Compensation of the CEO

In determining the compensation of the CEO, the Social Responsibility & Compensation Committee annually follows a thorough and detailed process. At the end of each year, the Chair of the Social Responsibility & Compensation Committee requests a formal written assessment of CEO performance from the remainder of the Board. The Social Responsibility & Compensation Committee reviews a summary of these assessments, prepared by the Chief Administrative Officer, along with a report from the CEO outlining performance against objectives, and the performance of Vistra’s businesses. In addition, the Committee meets—with and without the CEO—to evaluate and discuss the CEO’s performance and the performance of Vistra’s businesses.

The Social Responsibility & Compensation Committee balances multiple factors in determining the CEO’s compensation, including ensuring that a substantial portion of the CEO’s compensation is directly linked to his performance and the performance of Vistra’s businesses and is strongly aligned with stockholders’ interests, and that his compensation is competitive with compensation paid to similarly performing executive officers with similar responsibilities in companies in our compensation peer group, and against the compensation survey data provided by the Compensation Consultant.

The Social Responsibility & Compensation Committee recommends compensation for the CEO to the full Board of Directors for consideration and approval. The full Board has a fulsome discussion with the Committee regarding the recommendation and supporting data.

Compensation of Other Named Executive Officers

In determining the compensation of each of Vistra’s Named Executive Officers (other than the CEO), the Social Responsibility & Compensation Committee seeks the input of the CEO. At the end of each year, the CEO reviews a self-assessment prepared by each Named Executive Officer and assesses the Named Executive Officer’s performance against business unit (or area of responsibility) and individual goals and objectives. The CEO reviews these assessments with the Social Responsibility & Compensation Committee and makes recommendations for the compensation of the Named Executive Officers. With that context, the Social Responsibility & Compensation Committee determines and approves the compensation for each Named Executive Officer.

Role of the Compensation Consultant

To add rigor in the review process and to inform the Social Responsibility & Compensation Committee of market trends, the Compensation Consultant conducted an independent analysis of Vistra’s executive compensation structure and plan designs, assessed whether the compensation program is competitive, and supported the Social Responsibility & Compensation Committee’s goal to align the interests of executive officers with those of stockholders. In 2020, the Compensation Consultant also provided the Social Responsibility & Compensation Committee with survey market data and peer analysis, which the Social Responsibility & Compensation Committee referenced when determining compensation for executive officers. The Social Responsibility & Compensation Committee authorized the Compensation Consultant to interact with Vistra’s management, as needed, on behalf of the Social Responsibility & Compensation Committee.

Base Salary

Vistra believes that base salary should reflect the scope and complexity of each executive officer’s position and the level of responsibility required to perform his or her job. It also believes that a competitive level of base salary is required to attract, motivate and retain qualified talent. Vistra seeks to ensure our cash compensation is competitive

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and sufficient to incent executive officers to remain with Vistra, recognizing our high-performance expectations across a broad set of operational, financial, customer service and community-oriented goals and objectives.

The Social Responsibility & Compensation Committee regularly reviews base salaries and annually engages its independent compensation consultant to conduct analyses to ensure the base salaries are market-competitive, while also serving as an effective retention tool. The Social Responsibility & Compensation Committee may also review an executive officer’s base salary from time to time during a year, including if the executive officer is given a promotion or if his or her responsibilities are significantly modified.

As set forth in the employment agreements with Messrs. Morgan, Burke, Hudson and Muscato and Ms. Moore, which are described under “Employment Arrangements and Severance Benefits” on page 53, the Social Responsibility & Compensation Committee may change the base salaries for any of the Named Executive Officers at any time based on updated market data, updated roles and responsibilities and the CEO’s recommendation. Board approval is required to change the base salary for Mr. Morgan.

The 2020 base salary for each Named Executive Officer is reflected in the table below.

Name	2020 Base Salary
Curtis A. Morgan, CEO	$1,250,000
James A. Burke, President & CFO	$815,000
Stephen J. Muscato, EVP & Chief Commercial Officer	$577,500
Scott A. Hudson, EVP & President Vistra Retail	$550,000
Stephanie Zapata Moore, EVP, General Counsel & Chief Compliance Officer	$490,000
David A. Campbell, former EVP & CFO(1)	$700,000

(1)	Mr. Campbell resigned from his roles as Executive Vice President & Chief Financial Officer on December 7, 2020, and continued as an employee until December 31, 2020.

Annual Incentive Plan

Summary

The EAIP provides an annual performance-based cash bonus for the successful attainment of certain financial and operational performance targets that are established annually by the Social Responsibility & Compensation Committee. Under the terms of the EAIP, performance against these targets, which are set at challenging levels to incentivize exceptional performance (while at the same time balancing the needs for safety and investment in Vistra’s business), drives bonus funding.

Performance Framework

As a general matter, target-level performance is based on Vistra’s board-approved financial and operational plan (the Financial Plan) for each upcoming year. The Social Responsibility & Compensation Committee sets high expectations for Vistra’s executive officers and therefore annually selects a target performance level that constitutes above average performance for the business, which the Social Responsibility & Compensation Committee expects the business to achieve during the upcoming year. Threshold and superior levels are for performance levels that are below or above Financial Plan-based expectations, respectively. Based on the level of attainment of these performance targets, an aggregate EAIP funding percentage amount for all participants is determined.

Target Opportunity (as a % of Salary)

Target cash bonus awards are set for each executive officer as a percentage of their base salary. Performance payouts on financial metrics are equal to, for any particular metric, 100% if the target level is achieved, 50% if the threshold

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level is achieved and 200% if the superior level is achieved. Actual performance payouts are interpolated on a linear basis for performance falling between the specified performance levels, with a maximum performance payout for any particular metric being equal to 200%. These results are then adjusted by an individual performance modifier as described below.

Name	2020 EAIP Target %(1)
Curtis A. Morgan Chief Executive Officer	135%
James A. Burke President & Chief Financial Officer	100%
Stephen J. Muscato EVP & Chief Commercial Officer	95%
Scott A. Hudson EVP & President Vistra Retail	90%
Stephanie Zapata Moore EVP, General Counsel & Chief Compliance Officer	75%
David A. Campbell(2) Former EVP & Chief Financial Officer	100%

(1)	Described as a percentage of base salary.
(2)	Upon Mr. Campbell’s departure from the Company effective on December 31, 2020, his 2020 EAIP award was forfeited.

Financial and Operational Performance Targets for 2020

The following table provides a summary (including relevant weighting) of the corporate performance metrics, payout levels, and actual results under the EAIP for Vistra, including the Named Executive Officers:

Named Executive Officer Vistra Scorecard Metrics	Weight	Target	Performance	Results Achieved Versus Target	Weighted Average Payout
Vistra Adjusted EBITDA(1)* ($ m)	25%	$3,350	$3,685	200%	50%
Total Cost ($ m)	10%	$2,912	$2,894	110%	11%
Adjusted Free Cash Flow before Growth(2)* ($ m)	25%	$2,130	$2,436	200%	50%
Generation Scorecard Multiplier (%)	20%	100%	159%	160%	32%
Retail Scorecard Multiplier (%)	20%	100%	129%	130%	26%

Total	100%				169%

*	See Annex A for a reconciliation of Non-GAAP measures to the most comparable GAAP measures.
(1)

Adjusted EBITDA means Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) as adjusted for unrealized gains or losses from hedging activities, tax receivable agreement impacts, reorganization items, and certain other items described from time to time in Vistra’s earnings releases.

(2)

Adjusted Free Cash Flow before Growth means cash from operating activities excluding changes in margin deposits and working capital and adjusted for capital expenditures, including capital expenditures for growth investments, other net investment activities, and other items described from time to time in Vistra’s earnings releases.

Vistra focuses the majority of our metrics on financial parameters that align with stockholder value: Adjusted EBITDA, Total Costs, and Adjusted Free Cash Flow before Growth. Despite various uncertainty and headwinds resulting from the impacts of the COVID-19 pandemic, Vistra performed strongly across all scorecard metrics, and in particular in the areas of Adjusted EBITDA and Adjusted Free Cash Flow before Growth in 2020. The target for Adjusted EBITDA was set at the midpoint of Vistra’s initial 2020 guidance (with the addition of the Asset Closure segment) in order to drive strong performance.

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The organization took a disciplined approach to maximizing the combination of the three key financial metrics. In addition to these financial metrics, the Social Responsibility & Compensation Committee set goals to ensure that the management team was continuing to drive the performance of each of the key business units, Generation and Retail. The operational and financial metrics comprising the Generation Scorecard consists of core processes that lead to consistent and safe operations while also driving the Generation portion of the Vistra financial metrics. The operational and financial metrics comprising the Retail Scorecard focuses on core customer operations that drive both high customer satisfaction and high performance of the Retail portion of the Vistra financial metrics. In 2020, each of the Generation and Retail Scorecard metrics targets were exceeded, reflecting management’s successful execution of Vistra’s strategy in the face of logistical, operational and economic challenges arising from the COVID-19 pandemic.

Notably, for performance metrics where the maximum level was exceeded (as was the case with Adjusted EBITDA and Adjusted Free Cash Flow before Growth metrics in 2020), all of the incremental amounts over the maximum performance level is retained by the Company and flows to delivering increased value for stockholders. The Social Responsibility & Compensation Committee believes that the annual and long-term incentive compensation programs appropriately incentivize employees to achieve short-term and long-term performance results. Circumstances arise each year, such as winter storm Uri in February 2021, that can impact achievement of targeted performance metrics and therefore impact the payout of performance-based compensation related to such fiscal year. For this reason, the Social Responsibility & Compensation Committee believes that performance for a particular year should be evaluated, and related incentive compensation determined, by the events and achievements in that year, and in general should not be impacted by events in subsequent years.

Individual Performance Modifier

After approving actual performance against the applicable performance metrics under the EAIP, and on a basis independent of such performance metric calculations, the Social Responsibility & Compensation Committee and the CEO review the performance of each of Vistra’s executive officers on an individual and comparative basis. Based on this review, which includes an analysis of both objective and subjective criteria, as determined by the Social Responsibility & Compensation Committee in its sole discretion, including the CEO’s recommendations (with respect to all executive officers other than himself), the Social Responsibility & Compensation Committee approves an individual performance modifier for each executive officer.

In accordance with the terms of the EAIP, the individual performance modifier can range from an “exceeds expectation” rating (111-150%) to a “needs improvement” rating (0-50%). To calculate an executive officer’s final annual cash incentive bonus, the corporate performance payout percentages are multiplied by the executive officer’s target incentive amount, which is computed as a percentage of annualized base salary, and then by the executive officer’s individual performance modifier, with the maximum bonus opportunity subject to the aggregate cap of 200% of such executive officer’s target bonus under the employment agreements.

Additionally, certain executives, including the Named Executive Officers, were subject to an “executive limiter” in which the EAIP is capped at 50% of each executive’s target bonus if Vistra’s Adjusted EBITDA did not meet the Adjusted EBITDA threshold performance level. In the event that such Adjusted EBITDA threshold performance level is not met, the Board has complete discretion on any final annual cash incentive bonus paid to such executives. In 2020, because Vistra’s Adjusted EBITDA exceeded the threshold performance level, no “executive limiter” was applicable.

Actual Awards

The Social Responsibility & Compensation Committee and the Board (as applicable) have now certified financial results for 2020 and approved the individual performance modifiers for all Named Executive Officers. All of the Named Executive Officers earned in excess of 100% of their respective target bonuses and were paid their approved bonuses in March 2021. The discussion below highlights the key factors used in determining the individual performance modifiers.

Mr. Morgan continued to successfully lead Vistra through 2020. Vistra continued to benefit from the increased synergies as a result of the Dynegy merger, and the Crius and Ambit acquisitions. Additionally, Mr. Morgan lead Vistra in its growth strategy through the development of the Company’s renewable generation portfolio, including the

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announcement of nearly 1,000 MWs of new solar and battery projects in Texas and expansion of existing battery projects. He further advanced the Company’s sustainability efforts, setting GHG emissions reduction targets with the launch of Vistra’s zero-carbon portfolio Vistra Zero, positioning the Company as a market leader in reducing emissions. Throughout the year, Mr. Morgan continued to share Vistra’s vision of a strong balance sheet and achieving its goals of low debt and strong free cash flow while also returning value to stockholders through a regular dividend, key financing activities that significantly reduced the annualized after-tax interest expense, and other financing activities that expanded liquidity to support growth. Mr. Morgan took unprecedented steps to lead Vistra through the COVID-19 pandemic, setting and adhering to a high standard for employee safety while the team maintained operations at all facilities across the country. Mr. Morgan also demonstrated bold and immediate leadership action following the murder of George Floyd and nationwide calls for social justice, launching extensive outreach with employees and attending over 30 listening sessions to hear and learn from viewpoints across the organization, while simultaneously reinforcing and expanding upon key Company initiatives and programs designed to enhance diversity, equity and inclusion. Given these and other significant achievements, the Board approved an individual performance modifier that increased Mr. Morgan’s incentive award.

Mr. Burke, who assumed the role of President & Chief Financial Officer in December 2020, played a key role in decisions around the generation fleet and the retail business in 2020 in his prior role as EVP & Chief Operating Officer. Notably, Mr. Burke led the Company’s efforts to drive synergies in the generation fleet and continued fleet optimization activities, including developing and executing on the fleet optimization plan for MISO, PJM and ERCOT. Mr. Burke also played a key role in the development of the renewable growth strategy resulting in the announcement of expanded renewable development in Texas and California. The Company experienced strong commercial availability across the fleet throughout the year with a strong safety performance and outage management in spite of the challenges of the COVID-19 pandemic. The retail business had another strong year in 2020, with increased focus on customer experience through the challenges experienced in managing through COVID-19 and continuing innovation and utilization of cutting-edge technology throughout all lines of business. Given these and other significant achievements, the Social Responsibility & Compensation Committee approved an individual performance modifier that increased Mr. Burke’s incentive award.

Mr. Muscato led the commercial organization to a strong year. Notably, Mr. Muscato anticipated the impact of COVID-19 on national markets and developed an effective hedging and commercial strategy, leading to above-plan performance. Additionally, Mr. Muscato was able to drive significant value by developing fuel strategies and optimizing fuel costs across the Company’s mix of generation facilities. Mr. Muscato also enhanced tools and strategies utilized by the Company’s commercial desks, driving to consistency of portfolio management capabilities across the regions. Given these and other significant achievements, the Social Responsibility & Compensation Committee approved an individual performance modifier that increased Mr. Muscato’s incentive award.

Mr. Hudson continued to drive performance in the retail business, while driving intense focus on customer experience and playing a critical role in the design and implementation of the electricity relief program in ERCOT in response to COVID-19. TXU Energy maintained exceptionally low customer complaints and its status as the top retail provider in Texas among peers. Mr. Hudson also led execution on retail expansion strategy through organic and M&A growth, the expansion of the product offerings for the Ambit business, and the entry into several significant business market and commercial transactions. In light of COVID-19 and consumer behavior trending towards digital, Mr. Hudson drove emphasis on cutting-edge technology, including launch and enhancements of customer platforms and technology strategies. Given these and other significant achievements, the Social Responsibility & Compensation Committee approved an individual performance modifier that increased Mr. Hudson’s incentive award.

Ms. Moore served as a key strategic and legal advisor on a range of notable legal and legislative initiatives, while also overseeing the Company’s expansive compliance program and corporate governance initiatives. Ms. Moore contributed to the execution of the Company’s comprehensive strategy in MISO, including participation in regulatory and legislative processes regarding coal ash rules, coal to solar, and potential market reforms, while also advancing the resolution of commercial, legal and regulatory disputes related to coal assets and closure plans. Ms. Moore also successfully resolved various lawsuits and arbitrations, while overseeing numerous environmental legal proceedings, regulatory inquiries and activities, and commercial disputes in various jurisdictions. Given these and other significant achievements, the Social Responsibility & Compensation Committee approved an individual performance modifier that increased Ms. Moore’s incentive award.

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The table below provides a summary of the 2020 performance-based cash bonus for each Named Executive Officer under the EAIP, applying the corporate performance payout percentage and the individual performance modifiers.

Name	Target (% of salary)	Target Award ($ Value)	Actual Award ($)
Curtis A. Morgan	135%	$1,687,500	$3,272,814
James A. Burke	100%	$815,000	$1,630,000
Stephen J. Muscato	95%	$548,625	$1,087,785
Scott A. Hudson	90%	$495,000	$988,910
Stephanie Zapata Moore	75%	$367,500	$735,000

Long-Term Incentive

Equity awards made under the Vistra Corp. 2016 Omnibus Incentive Plan (the “2016 Incentive Plan”) are intended to serve as a retention and motivational tool and align the interests of Vistra’s executive officers with the interests of Vistra’s stockholders. Targeted grant values are determined based on an evaluation of internal pay equity, and compensation levels for comparable positions among peer companies, the energy services industry and general industry. Award values are benchmarked against overall market data and proxy data from Vistra’s peer group. Based on market data and consultations with the Compensation Consultant, the target mix of annual equity awards granted to the Named Executive Officers in 2020 was allocated as follows: 45% in PSUs, 30% in RSUs and the remaining 25% in stock options.

Awards Granted in 2020

Name	Total Target Grant Value
Curtis A. Morgan	$6,300,000
James A. Burke	$2,500,000
Stephen J. Muscato	$2,100,000
Scott A. Hudson	$1,400,000
Stephanie Zapata Moore	$1,000,000
David A. Campbell(1)	$2,500,000

(1)	Upon Mr. Campbell’s departure from the Company effective on December 31, 2020, per the terms of his employment agreement, all unvested PSUs, RSUs and stock options were forfeited.

Performance Share Units (45% of Equity Grants)

For 2020, 45% of the targeted equity value was granted in the form of PSUs for the 2020-2022 performance period. The number of target PSUs awarded to each executive in 2020 was determined by dividing the targeted PSU value for each executive by the closing price of the Common Stock on the trading day immediately prior to the date of grant as reported on the NYSE.

In 2020, the design of our 2020 PSUs was changed to more closely reflect emerging market practices, drive greater alignment with the stockholder experience, and better align with Vistra’s evolving long-term strategy. For the 2020 PSUs, the Social Responsibility & Compensation Committee approved the following performance metrics and weightings:

Performance Share Units Metrics Summary	Weight
Vistra Adjusted EBITDA ($ m)	50%
Relative Total Shareholder Return (%)(1)	50%

Total	100%

(1)	Relative Total Shareholder Return measured relative to S&P 500 index.

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The Social Responsibility & Compensation Committee believes these metrics facilitate Vistra’s management team focus on long-term stockholder value creation and the development of a sustainable, high-performing business in an evolving market sector. The Social Responsibility & Compensation Committee approves annual Adjusted EBITDA performance targets based on the Company’s Financial Plan, and the final performance achievement is measured on a cumulative basis at the end of the three-year performance period. The performance targets for Relative Total Shareholder Return are approved at the beginning of the three-year performance period and measured on a cumulative basis. The 2020 PSUs will vest on February 25, 2023 and are settled in shares of Common Stock based on the certification of the results of the performance metrics following the performance period. Each Named Executive Officer may receive from 50% to 200% of his or her target PSU award based on actual performance against the target levels set by the Social Responsibility & Compensation Committee. The Named Executive Officers will earn 0% of the target if the threshold performance level is not achieved. For performance falling between the specified levels, the amount of PSUs earned will be interpolated accordingly.

Restricted Stock Units (30% of Equity Grants)

For 2020, 30% of the targeted equity value was granted in the form of RSUs that vest ratably over a three-year period to promote long-term executive retention and alignment with stockholders. Each RSU represents the right to receive one share of Common Stock as of the vesting date for the award. The number of RSUs awarded to each executive in 2020 was determined by dividing the targeted RSU value for each executive by the closing price of the Common Stock on the trading day immediately prior to the date of grant as reported on the NYSE.

Stock Options (25% of Equity Grants)

For 2020, 25% of the targeted equity value that was granted in the form of non-qualified stock options vests ratably over a three-year period and expire after 10 years. Consistent with the 2016 Incentive Plan and Section 409A of the Internal Revenue Code, the exercise price of each option granted in 2020 was the closing price of the Common Stock on the trading day immediately prior to the date of grant as reported on the NYSE. The number of options granted in 2020 was determined by dividing the targeted stock option value for each executive by the value of each option, which was computed using the Black-Scholes option-pricing model using the same assumptions that Vistra uses in calculating the compensation expense attributable to such grants. The value of stock options to the executives is determined by the price of the Common Stock at the time the executive exercises the stock option compared to the price at the time of the grant. The executive will only receive value if the price of the Common Stock at the time of exercise is higher than the price at the time the stock option was granted.

2020 Equity Awards

The values included in the following table reflect the total target value of long-term incentive awards and the number of options and units granted to each Named Executive Officer in 2020.

Name	Target Value of 2020 Long-Term Incentive Award	# of Stock Options	# of Restricted Stock Units	# of Performance Share Units
Curtis A. Morgan	$6,300,000	367,132	82,245	123,368
James A. Burke	$2,500,000	145,687	32,637	48,955
Stephen J. Muscato	$2,100,000	122,377	27,415	41,122
Scott A. Hudson	$1,400,000	81,585	18,276	27,415
Stephanie Zapata Moore	$1,000,000	58,275	13,054	19,582
David A. Campbell(1)	$2,500,000	145,687	32,637	48,955

(1)	Upon Mr. Campbell’s departure from the Company effective on December 31, 2020, per the terms of his employment agreement, all unvested PSUs, RSUs and stock options were forfeited.

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2017 PSU Results

In February 2021, the Social Responsibility & Compensation Committee evaluated the results of 2020 performance, the final year in the 2018-2020 measurement period for the PSUs granted in 2017. Based on this review, the Social Responsibility & Compensation Committee certified the performance results of the 2017 PSUs as set forth in the table below.

2017 PSUs Scorecard Metrics	Weight	Target	Performance(1)	Results Achieved Versus Target	Weighted Average Performance Payout (%)
Vistra Adjusted EBITDA ($ m)	70%	$9,325	$9,714	200%	140%
Generation Availability Index (%)	15%	100%	150%	150%	22%
Retail Performance Index (%)	15%	100%	113%	113%	17%

Total	100%				179%

(1)	Reflects the cumulative performance for the three-year performance period of 2018-2020, with final results reviewed and certified by the Social Responsibility & Compensation Committee.

The following table sets forth the final number of PSUs earned by each Named Executive Officer, which is determined by multiplying the original target award for such Named Executive Officer by the cumulative payout performance percentage. The PSUs vest on March 31, 2021, subject to continued employment through the vesting date, and are settled in shares of Common Stock.

Name	Target Award for 2017 PSUs	Final Number of PSUs Earned
Curtis A. Morgan	119,047	213,094
James A. Burke	50,000	89,500
Stephen J. Muscato	18,518	33,147
Scott A. Hudson	18,518	33,147
Stephanie Zapata Moore	21,428	38,356

Compensation Committee and Program Changes for 2021

In furtherance of the Company’s continued focus on environmental, social, and corporate governance (ESG) initiatives, the Social Responsibility & Compensation Committee approved a new ESG Index as part of the 2021 EAIP scorecard with a 10% percent weighting. The ESG Index measures greenhouse gas emissions reduction targets and advocacy efforts and DEI initiatives in order to align management’s compensation with the Company’s important ESG and DEI goals.

In February 2021, Mercer provided the Social Responsibility & Compensation Committee with additional market data and peer analysis to evaluate the long-term incentive program for executive officers. As a result of this review and discussions with Vistra management, the Social Responsibility & Compensation Committee approved refinements to the design of the 2021 LTI program and PSU awards to enhance alignment with market practice and to better align the PSU performance metrics with Vistra’s business.

For 2021, the Social Responsibility & Compensation Committee approved a 2021 LTI program consisting of a targeted mix of 50% RSUs and 50% PSUs for Named Executive Officers and eliminating the use of stock options for all LTI participants. The PSUs have a single performance metric of Adjusted Free Cash Flow before Growth per share with a Relative TSR modifier (plus/minus 25% percent for upper/lower quartile performance relative to the S&P 500 index constituents), with a three-year performance period for both financial and Relative TSR metrics. Additionally, if Vistra’s absolute TSR is negative for the three-year performance period, payouts would be capped at 100% of the target number of PSUs granted, regardless of actual performance.

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Stock Ownership Guidelines

We have stock ownership guidelines for our directors and executive officers. We believe that a significant ownership stake by directors and executive officers leads to a stronger alignment of interests between directors, executive officers and stockholders and support our corporate governance focus. As of December 31, 2020, each of our Named Executive Officers and non-employee directors, respectively, has either met or is on track to achieve these ownership guidelines within the five-year compliance period.

•

Directors. Each non-employee director of Vistra that receives stock-based compensation is required to own shares of Common Stock having a dollar value of at least five times the value of each member’s then-applicable annual cash board retainer (the “Director Stock Requirements”). Directors have five years from the date they first became a member of the Board to achieve the Director Stock Requirements. Ownership includes beneficial ownership of Common Stock, as well as RSUs and common stock equivalents. The Director Stock Requirements were adopted to more closely align the interests of directors and our stockholders.

•

Executive Officers. We have stock ownership requirements (the “Executive Stock Requirements”) that are designed to require our executive officers (including our NEOs) to achieve and maintain a minimum investment in the Common Stock at levels set by the Social Responsibility & Compensation Committee. Executive stock ownership guidelines are increasingly viewed as an important element of a company’s governance policies, and the Executive Stock Requirements are designed to further align executive interests with those of Vistra stockholders. The Executive Stock Requirements for Mr. Morgan is five times his base salary and for each of Messrs. Burke, Muscato, and Hudson and Ms. Moore is three times his or her respective base salary. For purposes of calculating compliance with the Executive Stock Requirements, ownership includes beneficial ownership of Common Stock and unvested RSUs, while unvested PSUs and all stock options (whether vested or unvested) are not taken into account. There is a mandatory five-year compliance period from the date of the executive officer’s date of becoming subject to the Executive Stock Requirements. During this five-year period, each covered executive officer, as determined from time to time by the Board, is expected to retain any shares of stock acquired with the exercise of options or upon the vesting of other equity awards, net of funds necessary to pay the exercise price of stock options and for payment of applicable taxes. At the end of the five-year period, if any executive officer fails to attain the required level of common stock ownership, action may be taken, in the discretion of the Social Responsibility & Compensation Committee considering all factors it deems relevant, including awarding annual incentive cash bonuses in the form of restricted shares or requiring an executive officer to refrain from disposing of any vested equity awards and shares realized from any option exercise.

Compensation Risk Analysis

The Company’s management team annually conducts an internal risk review and assessment process relative to general compensation plan risk factors (or the potential for unintended consequences), which is reviewed by our independent compensation consultant. The assessment of our compensation policies and practices includes, among other things, a review of:

•	our overall compensation pay structure;

•	the overall mix of compensation vehicles, including target and maximum compensation with respect to each plan;

•	the structure of the incentive plans;

•	other company pay plans;

•	the mix of cash and equity payouts at various compensation levels;

•	the performance time horizons used by our plans;

•	the use of multiple financial and operational performance metrics that are readily monitored and reviewed;

•	the incorporation of both operational and financial goals and individual performance modifiers;

•	the inclusion of maximum caps and other plan-based mitigants on the amount of our awards;

•	the risk of earnings manipulation posed by the incentive structure;

•	the extent to which the Named Executive Officer pay program rewards short-term decisions at the risk of long-term performance;

•	governance for oversight of program design and administration; and

•

multiple levels of review and approval of awards (including approval of the Social Responsibility & Compensation Committee with respect to awards to executive officers and awards to other employees that exceed monetary thresholds).

52	2021 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

The Company also generally considered other compensation policies (such as clawback and anti-hedging policies), other compensation plans relating to severance and change-in-control benefits, and compensation governance. Following their assessment, our management team prepares a report, which is provided to the Social Responsibility & Compensation Committee for review. The Social Responsibility & Compensation Committee reviews the report and provides it to the Sustainability and Risk Committee. For 2020, we concluded that there were no material issues regarding our executive pay programs, and that the design of the Company’s incentive pay plans has, overall, a low-risk profile. Based on the foregoing, the Social Responsibility & Compensation Committee and the Company’s management concluded that the risks arising from our overall compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Benefits and Perquisites

Benefits

Vistra’s executive officers generally have the opportunity to participate in certain of Vistra’s broad-based employee compensation plans, including Vistra’s Thrift (401(k)) Plan (the “Thrift Plan”), and health and welfare plans. Please refer to the footnotes to the Summary Compensation Table below.

Perquisites

Vistra provided our executives with financial planning and executive physicals during 2020.

Employment Arrangements and Severance Benefits

Vistra has entered into employment agreements with Messrs. Morgan, Burke, Muscato, and Hudson and Ms. Moore. Each of the agreements provides that certain payments and benefits will be paid upon the expiration of the agreement or an earlier termination of the Named Executive Officer’s employment under various circumstances, including a termination without cause, a resignation for good reason and a qualifying termination of employment within a fixed period of time following a change in control of Vistra.

The change in control severance benefits for the Named Executive Officers are “double trigger” benefits, requiring both (a) a change in control of Vistra and (b) a termination of employment before any applicable Named Executive Officer is entitled to receive any severance payment.

Vistra believes that these provisions are important in order to attract, motivate and retain the caliber of executive officers that our business requires and provide incentive for our executive officers to fully consider potential changes that are in Vistra’s and our stockholders’ best interests, even if such changes could result in the executive officers’ termination of employment.

Other Compensation Policies

Potential Impact of Restatements and Ability to Claw Back Compensation Awards

The Social Responsibility & Compensation Committee has a mechanism to address any restatements, if they occur, that may impact our key financial metrics and our financial performance. The Social Responsibility & Compensation Committee will take action, as it determines to be appropriate, with respect to EAIP awards or other incentive or equity compensation awards to the extent such specified performance targets were not achieved in light of a restatement, which could include seeking to recover amounts paid. We believe this mechanism allows for remedial action to be taken if executive compensation is awarded for achievement of financial performance that is later determined not to have been achieved and further aligns the Named Executive Officers’ interests with those of our stockholders.

Insider Trading Policy and Prohibition on Hedging and Pledging

Under Vistra’s insider trading policy, members of the Board and all of Vistra’s officers and employees, together with their respective related persons, are prohibited from engaging in any hedging transactions or otherwise pledging Vistra

2021 Proxy Statement	53

COMPENSATION DISCUSSION AND ANALYSIS

securities as collateral or engaging in short sales of Vistra securities, with any exceptions must be approved by Vistra’s General Counsel on a case-by-case basis, and in no case will an exception be granted in violation of applicable law or if such exception would introduce, in the sole estimation of Vistra’s General Counsel, an unacceptable risk to Vistra.

Accounting, Tax and Other Considerations

Accounting Considerations

Vistra follows ASC 718 for our stock-based compensation awards, and the compensation that it pays to our executives is expensed in Vistra’s financial statements as required by U.S. Generally Accepted Accounting Principles (“GAAP”). As one of many factors, the Social Responsibility & Compensation Committee considers the financial statement impact in determining the amount of, and allocation among the elements of, executive compensation.

Income Tax Considerations

Section 162(m) limits the tax deductibility of compensation paid by a public company to its CEO and certain other highly compensated executive officers to $1 million. Prior to 2018, there was an exception to the limit on deductibility for performance-based compensation that met certain requirements. The Tax Cut and Jobs Act of 2017 (the “TCJA”), largely eliminated that exception starting in 2018. As such, compensation paid to certain covered employees, including our Named Executive Officers in 2020 and thereafter is presumed to be subject to the Section 162(m) deductibility limits as amended by the TCJA, with the exception of certain amounts payable pursuant to a written binding contract in effect as of November 2, 2017 that has not been materially modified thereafter (as permitted by the TCJA). Compensation granted in the past may not qualify as “performance-based compensation” under certain circumstances. We have historically retained, and expect to continue to retain, flexibility to award compensation that is consistent with our corporate objectives even if it does not qualify for a tax deduction.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of Vistra’s directors who currently serve, or during the past year have served, as members of the Social Responsibility & Compensation Committee is, or has, at any time, been one of Vistra’s officers or employees. None of Vistra’s executive officers currently serves, or has served during the last completed fiscal year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board or the Social Responsibility & Compensation Committee.

SOCIAL RESPONSIBILITY & COMPENSATION COMMITTEE REPORT

Our executive compensation program is administered and reviewed by the Social Responsibility & Compensation Committee. The Social Responsibility & Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussion, the Social Responsibility & Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted by the members of the Social Responsibility & Compensation Committee as of March 30, 2021.

Social Responsibility & Compensation Committee

Gavin R. Baiera (Chair)

Arcilia C. Acosta

John R. Sult

54	2021 Proxy Statement

COMPENSATION TABLES

Summary Compensation Table—2020

The following table provides information for the fiscal years ended December 31, 2020, 2019, and 2018 regarding the aggregate compensation paid to Vistra’s Named Executive Officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation ($)	All Other Compensation ($)(5)	Total ($)
Curtis A. Morgan CEO	2020	1,270,385	850	4,724,987	1,574,996	3,272,814	—	31,530	10,875,562
	2019	1,130,000	—	4,499,981	1,499,995	2,542,500	—	19,693	9,692,170
	2018	1,063,539	—	—	9,994,320	2,305,304	—	36,525	13,399,687
James A. Burke President & CFO	2020	842,885	850	1,874,984	624,997	1,630,000	—	28,308	5,002,024
	2019	800,000	—	1,874,950	625,000	1,440,000	—	35,202	4,775,152
	2018	781,539	—	—	3,747,870	1,388,005	—	26,972	5,944,386
Stephen J. Muscato EVP & Chief Commercial Officer	2020	594,317	850	1,574,980	524,997	1,087,785	—	20,154	3,803,084
	2019	550,000	—	1,499,976	499,998	841,500	—	20,012	3,411,487
	2018	531,539	—	—	1,500,470	799,418	—	16,500	2,847,927
Scott A. Hudson EVP & President Vistra Retail	2020	566,250	850	1,049,979	350,000	988,910	—	29,948	2,985,937
	2019	525,000	—	1,012,467	337,496	803,250	—	42,590	2,720,804
	2018	515,769	—	—	1,500,470	773,331	—	35,046	2,824,616
Stephanie Zapata Moore EVP, General Counsel & Chief Compliance Officer	2020	505,385	850	749,975	250,000	735,000	—	33,118	2,274,327
David Campbell(6) Former EVP & CFO	2020	724,616	—	1,874,984	624,997	—	—	8,369	3,232,966
	2019	366,231	—	1,249,978	1,250,000	1,242,000	—	6,171	4,114,379

(1)

In December 2020, in recognition of all employees’ efforts and contributions to the Company’s key objectives in 2020 in light of additional challenges presented by COVID-19, all employees were paid a one-time, cash bonus, in a set amount of $850 per employee, regardless of role or position.

(2)

The fair value of the RSUs granted to the Named Executive Officers was computed in accordance with ASC 718 (using the assumptions discussed in Note 18 to the Vistra Corp. Consolidated Financial Statements included in Vistra’s annual report on Form 10-K filed with the SEC on February 26, 2021 (the “Consolidated Financial Statements”)). Amounts reported with respect to PSUs granted to the Named Executive Officers reflect the fair value of the award at the service inception date based on target performance. The fair value of the PSUs is determined based on the closing price of the Common Stock on the trading day immediately preceding the date of grant.

(3)

The amounts reported as “Option Awards” represent the grant date fair value (as computed in accordance with ASC 718, using the assumptions discussed in Note 18 to the Consolidated Financial Statements) of certain stock options that were granted to the Named Executive Officers.

(4)	The amounts reported as “Non-Equity Incentive Plan Compensation” were earned by the respective Named Executive Officers under the EAIP.
(5)	The amounts for 2020 reported as “All Other Compensation” are attributable to the Named Executive Officer’s receipt of compensation as described in the table below.
(6)

Upon Mr. Campbell’s departure from the Company effective on December 31, 2020, per the terms of his employment agreement, all unvested PSUs, RSUs and stock options were forfeited. Additionally, Mr. Campbell forfeited his non-equity incentive plan compensation for the 2020 plan year.

2021 Proxy Statement	55

COMPENSATION TABLES

Name and Principal Position	Year	Matching Contribution to Thrift Plan(a) ($)	Financial Planning(b) ($)	Executive Physical(c) ($)	Total ($)
Curtis A. Morgan Chief Executive Officer	2020	17,100	14,430	—	31,530
James A. Burke President & CFO	2020	16,783	11,525	—	28,308
Stephen J. Muscato EVP & Chief Commercial Officer	2020	17,018	—	3,136	20,154
Scott A. Hudson EVP & President Vistra Retail	2020	16,802	13,146	—	29,948
Stephanie Zapata Moore EVP, General Counsel & Chief Compliance Officer	2020	16,869	13,146	3,102	33,118
David A. Campbell Former EVP & CFO	2020	8,369	—	—	8,369

For purposes of preparing this table, all perquisites are valued on the basis of the actual cost to Vistra.

(a)

Vistra’s Thrift Plan allows participating employees to contribute a portion of their regular salary or wages to the plan. Under the Thrift Plan, Vistra matches a portion of an employee’s contributions. This matching contribution is 100% of each Named Executive Officer’s contribution, not to exceed 6% of the Named Executive Officer’s salary (with the salary capped at the annual IRS compensation limit). All matching contributions are invested in Thrift Plan investments as directed by the participant.

(b)

Vistra offers to pay for our executive officers to receive financial planning services. This service is intended to support them in managing their financial affairs, which Vistra considers especially important given the high level of time commitment and performance expectation required of our executive officers. Furthermore, Vistra believes that such service helps ensure greater accuracy and compliance with individual tax regulations by our executive officers.

(c)	The amounts received by Mr. Muscato and Ms. Moore in 2020 included expenses related to medical examinations.

56	2021 Proxy Statement

COMPENSATION TABLES

Grants of Plan-Based Awards—2020

The following table sets forth information regarding grants of compensatory awards to the Named Executive Officers for 2020.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Numbers of Shares of Stock or Units (#)(3)	All other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Curtis A. Morgan	— 2/25/2020	— 2/25/2020	843,750 —	1,687,500 —	3,375,000 —	— 61,684	— 123,368	— 246,736	— 82,245	— 367,132	— 22.98	— 6,299,983
James A. Burke	— 2/25/2020	— 2/24/2020	407,500 —	815,000 —	1,630,000 —	— 24,478	— 48,955	— 97,910	— 32,637	— 145,687	— 22.98	— 2,499,981
Stephen J. Muscato	— 2/25/2020	— 2/24/2020	274,313 —	548,625 —	1,097,250 —	— 20,561	— 41,122	— 82,244	— 27,415	— 122,377	— 22.98	— 2,099,978
Scott A. Hudson	— 2/25/2020	— 2/24/2020	247,500 —	495,000 —	990,000 —	— 13,708	— 27,415	— 54,830	— 18,276	— 81,585	— 22.98	— 1,399,979
Stephanie Zapata Moore	— 2/25/2020	— 2/24/2020	183,750 —	367,500 —	735,000 —	— 9,791	— 19,582	— 39,164	— 13,054	— 58,275	— 22.98	— 999,975
David A. Campbell(7)	— 2/25/2020	— 2/24/2020	350,000 —	700,000 —	1,400,000 —	24,478	— 48,955	— 97,910	— 32,637	— 145,687	— 22.98	— 2,499,981

(1)

Represents the threshold, target, and maximum amounts (where applicable) available to be earned under the EAIP for 2020 for each Named Executive Officer based on achievement of company performance metrics, which would be subject to an individual performance modifier, as determined by the Board in the case of the CEO, and by the Social Responsibility & Compensation Committee with respect to the other NEOs, to arrive at the final payout amount. Actual payments are reported in the Summary Compensation Table in the year earned under the heading “Non-Equity Incentive Plan Compensation,” and is described under “Annual Incentive Plan” on page 45.

(2)

Represents the threshold, target and maximum amounts of PSUs granted pursuant to our Incentive Plan. As described in further detail under the section entitled “Long-Term Incentive Plan,” the PSUs require market and performance goals to be attained over a three-year period scheduled to end on December 31, 2022. The PSUs are payable, if the requisite market, performance and time-based criteria are met, in Common Stock and vest on February 25, 2023.

(3)	Represents RSUs granted pursuant to our Incentive Plan.
(4)	Represents the stock options granted pursuant to our Incentive Plan.
(5)	The stock options have an exercise price per share equal to the closing price of the Common Stock as reported on the NYSE on the trading date immediately preceding the date of grant.
(6)

Represents the sum of the (i) grant date fair value of RSUs and stock options as computed in accordance with ASC 718; and (ii) fair value of PSUs at the service inception date based on target performance, using the closing price of the Common Stock on the trading day immediately preceding the date of grant.

(7)

Upon Mr. Campbell’s departure from the Company effective on December 31, 2020, per the terms of his employment agreement, his 2020 EAIP award, and all unvested PSUs, RSUs and stock options, were forfeited.

For a discussion of certain material terms of the employment agreements and other agreements with certain Named Executive Officers, please see “Compensation Philosophy” beginning on page 38 and “Potential Payments upon Termination or Change in Control” beginning on page 59.

2021 Proxy Statement	57

COMPENSATION TABLES

Outstanding Equity Awards at Fiscal Year-End—2020

The following table sets forth information regarding outstanding equity awards to the Named Executive Officers at fiscal year-end for 2020.

		Option Awards						Restricted Stock Units			Performance Share Units
Name		Number of Securities Underlying Unexer- cised Options (#) Exercis- able		Number of Securities Underlying Unexercised Options (#) Unexer- cisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)		Market Value of Shares or Units of Stock that have not Vested ($)(1)	Number of Unearned Shares or Units of Stock that have not Vested (#)		Market Value of Unearned Shares or Units of Stock that have not vested ($)(1)
Curtis A. Morgan	2020	—		367,132	(2)	$22.98	2/25/2030	82,245	(2)	$1,616,937	123,368	(4)	$2,425,415
	2019	79,491		158,982	(3)	$26.56	2/26/2029	45,181	(3)	$888,258	101,656	(5)	$1,998,557
	2018	—		1,512,000	(6)	$19.68	4/9/2027	—		—	—		—
	2017	137,513		68,757	(7)	$18.90	3/31/2028	26,455	(7)	$520,105	119,047	(8)	$2,340,464
	2016	526,316		—		$14.03	10/11/2026	—		—	—		—
James A. Burke	2020	—		145,687	(2)	$22.98	2/25/2030	32,637	(2)	$641,643	48,955	(4)	$962,455
	2019	33,121		66,243	(3)	$26.56	2/26/2029	18,825	(3)	$370,100	42,356	(5)	$832,719
	2018	—		567,000	(6)	$19.68	4/9/2027	—		—	—		—
	2017	57,755		28,878	(7)	$18.90	3/31/2028	11,111	(7)	$218,442	50,000	(8)	$983,000
	2016	421,053		—		$14.03	10/11/2026	—		—	—		—
Stephen J. Muscato	2020	—		122,377	(2)	$22.98	2/25/2030	27,415	(2)	$538,979	41,122	(4)	$808,459
	2019	26,497		52,994	(3)	$26.56	2/26/2029	15,060	(3)	$296,080	33,885	(5)	$666,179
	2018	—		227,000	(6)	$19.68	4/9/2027	—		—	—		—
	2017	27,502		13,752	(7)	$18.90	3/31/2028	7,055	(7)	$138,701	18,518	(8)	$364,064
	2016	105,263		—		$14.03	10/11/2026	—		—	—		—
Scott A. Hudson	2020	—		81,585	(2)	$22.98	2/25/2030	18,276	(2)	$359,306	27,415	(4)	$538,979
	2019	17,885		35,771	(3)	$26.56	2/26/2029	10,166	(3)	$199,864	22,872	(5)	$449,664
	2018	—		227,000	(6)	$19.68	4/9/2027	—		—	—		—
	2017	27,502		13,752	(7)	$18.90	3/31/2028	7,055	(7)	$138,701	18,518	(8)	$364,064
	2016	105,263		—		$14.03	10/11/2026	—		—	—		—
Stephanie Zapata Moore	2020	—		58,275	(2)	$22.98	2/25/2030	13,054	(2)	$256,642	19,582	(4)	$384,982
	2019	13,248		26,497	(3)	$26.56	2/26/2029	7,530	(3)	$148,040	16,942	(5)	$333,080
	2018	—		193,000	(6)	$19.68	4/9/2027	—		—	—		—
	2017	24,752		12,376	(7)	$18.90	3/31/2028	4,762	(7)	$93,621	21,428	(8)	$421,274
	2016	126,316		—		$14.03	10/11/2026	—		—	—		—
David Campbell(10)	2019	72,716	(9)	—		$24.27	06/29/2021	34,336		$675,046	—		—

(1)

The amount listed in this column represents the product of the closing market price of the Common Stock on December 31, 2020 of $19.66, multiplied by the number of shares of stock subject to the award as reflected in the previous column.

(2)	Granted on February 25, 2020 and vests ratably on the first three anniversaries of February 25, 2020.
(3)	Granted on February 26, 2019 and vests ratably on the first three anniversaries of February 26, 2019.
(4)

The 2020 PSUs require market and performance goals to be attained over a three-year period scheduled to end on December 31, 2022. The 2020 PSUs are payable, if the requisite market, performance, and time-based criteria are met, in Common Stock and vest on February 25, 2023. In the table above, the number and market value of the units that vest reflect target performance.

(5)

The 2019 PSUs require performance goals to be attained over a three-year period scheduled to end on December 31, 2021. The 2019 PSUs are payable, if the requisite performance criteria and time-based criteria are met, in Common Stock and vest on February 26, 2022. In the table above, the number and market value of the units that vest reflect target performance.

(6)	Granted on April 9, 2018 and vests 50% four years from the grant date with the remaining 50% vesting five years from the grant date.
(7)	Granted on October 3, 2017, with the first tranche vesting on March 31, 2019, with the remaining tranches vesting ratably on the next two anniversaries of March 31, 2019.
(8)

The 2017 PSUs require performance goals to be attained over a three-year period ended December 31, 2020. The 2017 PSUs are payable, if performance criteria are met, in Common Stock. In the table above, the number and market value of the units that vest reflect target

58	2021 Proxy Statement

COMPENSATION TABLES

performance. In February 2021, the Social Responsibility & Compensation Committee certified the performance payout of the 2017 PSUs at 179% of target, which will vest on March 31, 2021 subject to continued employment through that date. See “2017 PSU Results” on page 51 for further details.
(9)

Granted on June 5, 2019, with the first tranche vesting on June 5, 2020. The remaining tranches were forfeited upon Mr. Campbell’s resignation. The vested options remain exercisable by Mr. Campbell for 180 days following December 31, 2020.

(10)	Upon Mr. Campbell’s departure from the Company effective on December 31, 2020, per the terms of his employment agreement, all unvested PSUs, RSUs and stock options were forfeited.

Option Exercises and Stock Vested—2020

The following table sets forth information regarding the exercise of options and the vesting of stock awards by each Named Executive Officer during 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting(1) (#)		Dividend Value realized on Vesting ($)	Value Realized on Vesting ($)	Total Value Realized on Vesting(2) ($)
Curtis A. Morgan	—	—	87,272		$151,377	$1,599,680	$1,751,057
James A. Burke	—	—	51,104		$110,386	$931,539	$1,041,925
Stephen J. Muscato	—	—	22,231		$32,904	$413,400	$446,304
Scott A. Hudson	—	—	19,783		$31,680	$360,328	$392,007
Stephanie Zapata Moore	—	—	17,702		$34,497	$322,689	$357,186
David A. Campbell	—	—	17,167	(3)	$6,609	$358,275	$364,885

(1)	The number of shares acquired on vesting are pre-tax and do not account for shares sold or withheld to pay taxes.
(2)

The total value realized on vesting represents the sum of (i) the closing price of the Common Stock on February 26, 2020 ($21.68), March 31, 2020 ($15.96) and October 2, 2020 ($17.99), for RSUs that vested as of February 26, 2020, March 31, 2020, and October 3, 2020, respectively, and (ii) the amount of the quarterly regular dividend ($0.125 per share for each quarterly dividend paid during 2019 and $0.135 per share for each quarterly dividend paid during 2020) and the 2016 Special Dividend ($2.32 per share) that accrued with respect to such RSUs prior to vesting.

(3)	Represents the number of Mr. Campbell’s RSUs that were vested as of his departure from the Company, effective on December 31, 2020.

Potential Payments upon Termination or Change in Control

For the reasons discussed in the CD&A, the Company has entered into certain agreements with the Named Executive Officers, which commit the Company to make payments to the Named Executive Officers under special circumstances. Generally, these circumstances involve changes in corporate control of the Company and termination of the Named Executive Officer’s employment.

In accordance with SEC instructions, these quantitative disclosures assume that a change in control took place on December 31, 2020. In fact, no change in control of the Company occurred on that date and no Named Executive Officer’s employment terminated on that date due to a change in control. If such an event were to occur in the future, actual payments would likely be different from those presented here based on various factors, including the Common Stock price at such time.

The following tables and narrative below describe payments to each of the Named Executive Officers (or, as applicable, enhancements to payments or benefits) in the event of his or her termination, including if such termination is voluntary, for cause, as a result of death, as a result of disability, without cause or for good reason or in connection with a change in control of Vistra.

Employment Arrangements with Contingent Payments

As of December 31, 2020, each of Messrs. Morgan, Burke, Hudson and Muscato and Ms. Moore had employment agreements with change in control and severance provisions. With respect to these agreements, a change in control is

2021 Proxy Statement	59

COMPENSATION TABLES

generally defined as (i) a transaction that results in the acquisition of 30% or more of the Common Stock; (ii) a change in the composition of the Board such that members of the Board during any consecutive 12-month period cease to constitute a majority of the Board; (iii) the approval by the stockholders of Vistra of a plan of complete dissolution or liquidation of Vistra; or (iv) a transaction that results in a merger or sale of substantially all of Vistra’s assets or capital stock to another person who is not an affiliate of Vistra.

Each agreement includes customary non-compete and non-solicitation provisions that generally restrict the Named Executive Officer’s ability to compete with Vistra or solicit Vistra’s customers or employees for his or her own personal benefit during the term of the agreement and 24 months after the agreement expires or is terminated. As summarized below, each agreement also provides for certain payments and benefits upon the expiration or termination of the agreement under the following circumstances:

•	In the event of the NEO’s voluntary resignation without good reason or termination for cause:

-	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination; and
-	unreimbursed business expenses incurred through the date of termination.

•	In the event of the NEO’s death or disability:

-	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
-	unreimbursed business expenses incurred through the date of termination;
-	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
-	a prorated annual bonus earned under the EAIP for the year of termination;
-	accelerated vesting of the portion of his or her outstanding RSUs and stock option awards that would have vested in the 12 months following termination had s/he remained employed; and
-	accelerated vesting of 100% of his or her outstanding 2017 PSUs, 66.66% of his or her outstanding 2019 PSUs and 33.33% of his or her outstanding 2020 PSUs.

•	In the event of the NEO’s termination without cause or resignation for good reason:

-	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
-	unreimbursed business expenses incurred through the date of termination;
-

For Mr. Morgan, Mr. Burke and Ms. Moore, calculated as (i) 2.00 times the sum of his or her (x) annualized base salary plus (y) the prior year’s annual bonus. For Mr. Muscato and Mr. Hudson, calculated as (i) 2.00 times the sum of his (x) annualized base salary plus (y) annual bonus target;

-	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
-	a prorated annual bonus earned under the EAIP for the year of termination;
-	certain continuing health care benefits;
-

subject to delivery of a release agreement, accelerated vesting of the portion of his or her outstanding RSUs and stock option awards that would have vested in the 12 months following termination had s/he remained employed; and

-	accelerated vesting of 100% of his or her outstanding 2017 PSUs, 66.66% of his or her outstanding 2019 PSUs and 33.33% of his or her outstanding 2020 PSUs.

•	In the event of the NEO’s termination without cause or resignation for good reason within 18 months following a change in control of Vistra:

-	accrued but unpaid base salary and accrued but unused vacation, in each case earned through the date of termination;
-	unreimbursed business expenses incurred through the date of termination;
-	accrued but unpaid annual bonus earned under the EAIP for the previously completed year;
-	a lump sum payment equal to 2.99 times the sum of his or her (i) annualized base salary and (ii) annual bonus target under the EAIP;
-

a lump sum payment equal to the product of (i) his or her annual bonus target under the EAIP and (ii) a percentage, determined based on the number of days of his or her employment in the fiscal year prior to his or her termination;

-	certain continuing health care benefits; and
-	accelerated vesting of all of his outstanding equity awards upon termination.

60	2021 Proxy Statement

COMPENSATION TABLES

The following tables describe payments to which each Named Executive Officer is entitled under the agreement, as applicable, assuming termination of employment as of December 31, 2020. Mr. Campbell resigned from his role as Executive Vice President & Chief Financial Officer on December 7, 2020 and continued as an employee through December 31, 2020, upon which all unvested equity awards and his non-equity incentive plan compensation were forfeited.

Name	Benefit	Voluntary / For Cause ($)	Death ($)		Disability ($)		Without Cause Or For Good Reason ($)		Without Cause or For Good Reason In Connection With Change in Control ($)
Curtis A. Morgan	Cash Severance	—	—		—		7,585,000	(1)	8,783,125	(2)
	EAIP	—	2,851,605		2,851,605		2,851,605	(3)	1,687,500	(4)
	Unvested RSU Awards(5)	—	1,503,204		1,503,204		1,503,204		3,025,300
	Dividend Amounts(6)	—	380,107		380,107		380,107		512,872
	Unvested Stock Options(7)	—	52,255		52,255		52,255		52,255
	Unvested PSU Awards	—	6,330,059	(8)	6,330,059	(8)	6,330,059	(8)	8,613,402	(9)
	Health & Welfare(10)	—	—		—		33,799		33,799
	Totals	0	11,117,230		11,117,230		18,736,030		22,708,255
James A. Burke	Cash Severance	—	—		—		4,510,000	(1)	4,873,700	(2)
	EAIP	—	1,377,220		1,377,220		1,377,220	(3)	815,000	(4)
	Unvested RSU Awards(5)	—	617,363		617,363		617,363		1,230,185
	Dividend Amounts(6)	—	158,473		158,473		158,473		212,323
	Unvested Stock Options(7)	—	21,947		21,947		21,947		21,947
	Unvested PSU Awards	—	2,635,447	(8)	2,635,447	(8)	2,635,447	(8)	3,554,744	(9)
	Health & Welfare(10)	—	—		—		49,378		49,378
	Totals	0	4,810,450		4,810,450		9,369,829		10,757,278
Stephen J. Muscato	Cash Severance	—	—		—		2,252,250	(1)	3,367,114	(2)
	EAIP	—	927,088		927,088		927,088	(3)	548,625	(4)
	Unvested RSU Awards(5)	—	466,394		466,394		466,394		973,760
	Dividend Amounts(6)	—	85,468		85,468		85,468		129,723
	Unvested Stock Options(7)	—	10,452		10,452		10,452		10,452
	Unvested PSU Awards	—	1,365,209	(8)	1,365,209	(8)	1,365,209	(8)	2,126,312	(9)
	Health & Welfare(10)	—	—		—		49,378		49,378
	Totals	0	2,854,611		2,854,611		5,156,239		7,205,363
Scott A. Hudson	Cash Severance	—	—		—		2,090,000	(1)	3,124,550	(2)
	EAIP	—	836,471		836,471		836,471	(3)	495,000	(4)
	Unvested RSU Awards(5)	—	358,402		358,402		358,402		697,871
	Dividend Amounts(6)	—	71,177		71,177		71,177		100,843
	Unvested Stock Options(7)	—	10,452		10,452		10,452		10,452
	Unvested PSU Awards	—	1,131,062	(8)	1,131,062	(8)	1,131,062	(8)	1,640,317	(9)
	Health & Welfare(10)	—	—		—		49,319		49,319
	Totals	0	2,407,562		2,407,562		4,546,882		6,118,351
Stephanie Zapata Moore	Cash Severance	—	—		—		2,155,625	(1)	2,563,925	(2)
	EAIP	—	621,016		621,016		621,016	(3)	367,500	(4)
	Unvested RSU Awards(5)	—	253,181		253,181		253,181		498,302
	Dividend Amounts(6)	—	66,378		66,378		66,378		87,917
	Unvested Stock Options(7)	—	9,406		9,406		9,406		9,406
	Unvested PSU Awards	—	1,104,427	(8)	1,104,427	(8)	1,104,427	(8)	1,472,143	(9)
	Health & Welfare(10)	—	—		—		51,886		51,886
	Totals	0	2,054,408		2,054,408		4,261,918		5,051,079

2021 Proxy Statement	61

COMPENSATION TABLES

(1)

For Mr. Morgan, Mr. Burke and Ms. Moore, calculated as 2.00 times the sum of his or her (x) annualized base salary plus (y) the prior year’s annual bonus. For Mr. Muscato and Mr. Hudson, calculated as 2.00 times the sum of his (x) annualized base salary plus (y) annual bonus target under the EAIP.

(2)	Calculated as 2.99 times the sum of such NEO’s (i) annualized base salary plus (ii) annual bonus target under the EAIP.
(3)	Reflects the payout level of such NEO’s 2020 EAIP based on achievement of the corporate performance metrics.
(4)	Reflects the target value of such NEO’s 2020 EAIP.
(5)

The value realized of unvested RSU awards represents the product of (i) the closing price of the Common Stock on December 31, 2020 ($19.66) times (ii) the number of unvested RSUs held by such NEO as of December 31, 2020.

(6)

The dividend amount reflects the amount of the applicable quarterly regular dividend ($0.125 per share for each quarterly dividend paid during 2019 and $0.135 per share for each quarterly dividend paid during 2020) and the 2016 Special Dividend ($2.32 per share) that accrued as of December 31, 2020 with respect to such RSUs and PSUs prior to vesting.

(7)

The value of unvested stock options represents the difference in the exercise price and the closing price of a share of Common Stock on December 31, 2020 ($19.66) of all stock options that would vest upon the triggering event.

(8)

Each of the time-based, performance-based, and, as applicable, market-based conditions, must be satisfied for the PSUs to vest. Upon a termination of the NEO’s employment due to death or disability, by the Company without cause or by the NEO for good reason, the time-based condition is deemed satisfied as to 100% of the NEO’s outstanding 2017 PSUs, 66.66% of the NEO’s outstanding 2019 PSUs and 33.33% of the NEO’s outstanding 2020 PSUs, in each case at target. Satisfaction of the market- and performance-based conditions does not occur until the Social Responsibility & Compensation Committee has certified financial results for the applicable fiscal years; therefore, these numbers are being reported based on the closing price of a share of Common Stock on December 31, 2020 ($19.66) for all PSUs for which the time-based condition has been deemed satisfied.

(9)

Upon the occurrence of, and determined as of immediately preceding, a change in control of Vistra, (i) the time-based conditions are deemed satisfied at target as to all outstanding PSUs and (ii) the performance-based conditions and, as applicable, the market-based conditions, are deemed satisfied at (x) the target level of performance or (y) the actual level of performance, whichever results in the greater number of PSUs vesting. This amount is calculated as of the closing price of a share of Common Stock on December 31, 2020 ($19.66) multiplied by the target number of PSUs, and in the case of the 2017 PSUs, multiplied by the actual level of performance.

(10)	Includes COBRA amounts for medical, dental, and vision.

CEO Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees.

For 2020, the total compensation of Curtis A. Morgan, our CEO was $10,875,562. The total compensation of our median employee was $164,939. The ratio of CEO pay to median worker pay for Vistra was 66:1.

We calculated the ratio of the pay of our CEO to that of our median employee in a manner consistent with Item 402(u) of Regulation S-K. For purposes of determining the median employee, we identified 2020 base salary, target bonus and target long-term incentive plan equity awards obtained from internal payroll records for all employees, excluding our CEO, who were employed by us on December 31, 2020. We included and analyzed the total compensation of all employees as of December 31, 2020, whether employed on a full-time or part-time basis. We believe that the ratio of CEO pay to that of this median employee is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Compensation of Non-Employee Directors

The Board establishes the level of compensation for Vistra’s non-employee directors, based on the recommendation of the Social Responsibility & Compensation Committee. Directors who also are current employees of Vistra receive no additional compensation for service as directors.

The Social Responsibility & Compensation Committee periodically, but no less than biannually, engages its compensation consultant, to provide market-based compensation surveys to facilitate the Social Responsibility & Compensation Committee’s review of the compensation of our Board and the Committees. As part of this process, the Social Responsibility & Compensation Committee reviews the compensation provided to our non-employee directors as compared to other comparable U.S. peer companies, with the objective of ensuring that non-employee director compensation is both market-competitive in terms of annual compensation value and consistent with emerging market practices and trends.

62	2021 Proxy Statement

COMPENSATION TABLES

Board Retainers and Equity Awards

The table below sets forth information regarding Vistra’s non-employee directors’ compensation for 2020. There were no changes to non-employee director compensation made in 2020.

	Annual Retainer ($)	Committee Chair Retainer ($)	Committee Retainer ($)		Total Annual Retainer ($)	Equity Award (RSUs) ($)	Total Annual Compensation ($)
Chairman	190,000	—	—		190,000	230,000	420,000
Chair of Audit Committee	100,000	20,000	10,000	*	130,000	150,000	280,000
Chairs of other Committees	100,000	15,000	10,000	*	125,000	150,000	275,000
All other Committee members	100,000	—	10,000	*	110,000	150,000	260,000
Board member not on any Committee	100,000	—	—		100,000	150,000	250,000

*	per Committee

Non-Employee Director Stock-Based Compensation

Under the 2016 Incentive Plan, the Company may grant each non-employee director of Vistra annual awards of stock-based compensation. Pursuant to the terms of the 2016 Incentive Plan, as approved by Vistra stockholders, the annual value of equity awards provided to any one non-employee director is limited to $750,000 in any calendar year. RSUs granted to the non-employee directors vest one year after the date of grant and are then settled as shares of Common Stock. RSUs also will vest and be settled upon the director’s death or disability, or if there is both a change in control (as defined in the 2016 Incentive Plan) and the director is terminated. Otherwise, RSUs are forfeited if the director ceases to be a member of the Board prior to vesting. Non-employee directors also may elect to defer settlement of vested RSUs in accordance with the terms of the Deferred Compensation Plan (as defined below).

Mr. Strong did not receive any stock-based compensation and, instead, the equivalent cash value of such equity award for 2020, together with applicable fees, were directly paid to entities affiliated with the employer of Mr. Strong for firm use and not redirected to Mr. Strong.

Each non-employee director of Vistra that receives stock-based compensation is required to own shares of Common Stock having a dollar value of at least five times the value of each member’s then-applicable annual cash board retainer. Directors have five years from the date they first became a member of the Board to achieve the Director Stock Requirements. Ownership includes beneficial ownership of Common Stock, as well as RSUs and common stock equivalents. These requirements were adopted to more closely align the interests of directors and our stockholders.

Deferral of Board Annual Equity Awards

In November 2018, the Social Responsibility & Compensation Committee approved the adoption of the Vistra Equity Deferred Compensation Plan for Certain Directors (the “Deferred Compensation Plan”), effective January 1, 2019. Under the Deferred Compensation Plan, certain directors of Vistra may elect to defer settlement of the Common Stock to be received in respect of all or a portion of their vested equity awards (designated in 10% increments). The primary purpose of the Deferred Compensation Plan is to provide flexibility for eligible directors to defer the receipt of Common Stock they are entitled to receive in consideration of their service as Directors, and to encourage their ownership of Common Stock.

Retirement Benefits from Vistra

The non-employee directors of the Board are not provided health, retirement or pension benefits.

2021 Proxy Statement	63

COMPENSATION TABLES

2020 Director Compensation Table

The table below sets forth information regarding the aggregate compensation earned by or paid to the non-employee members of the Board during the year ended December 31, 2020. Vistra also reimburses directors for reasonable expenses incurred in connection with their services as directors. Mr. Morgan does not receive additional compensation for his services as a director of the Company.

Name	Fees Earned or Paid in Cash ($)	RSU Awards ($)(2)	Other Compensation ($)(3)	Total ($)
Hilary E. Ackermann	125,000	150,000	—	275,000
Arcilia C. Acosta(1)	72,521	150,000	—	222,521
Gavin R. Baiera	125,000	150,000	—	275,000
Paul M. Barbas	126,113	150,000	—	276,113
Lisa Crutchfield(1)	72,521	150,000	—	222,521
Brian K. Ferraioli	130,000	150,000	—	280,000
Scott B. Helm	190,000	230,000	4,304	424,304
Jeff D. Hunter	120,000	150,000	2,807	272,807
Geoffrey D. Strong(4)(5)	150,000	—	—	150,000
John R. Sult	120,000	150,000	—	270,000
Bruce E. Zimmerman(5)(6)	63,461	—	—	63,461

(1)	Ms. Acosta and Ms. Crutchfield were appointed as directors of the Board effective February 24, 2020.
(2)

Reflects the grant date fair value of RSUs awarded in 2020 determined in accordance with ASC 718 (using the assumptions discussed in Note 18 to the Consolidated Financial Statements). These awards vest on May 6, 2021. Pursuant to the Deferred Compensation Plan, Mses. Ackermann and Crutchfield, and Messrs. Baiera, Barbas, and Sult elected to defer settlement of 100% of their respective 2020 equity awards, with such RSUs, to the extent they become vested, being settled upon such Director’s separation of service as a director. Mr. Ferraioli elected to defer settlement of 100% of his 2020 equity award, to the extent they become vested, to June 1, 2023. For each director who defers his or her equity award, any associated dividend payments are accrued and will be distributed upon delivery of such deferred shares. As of December 31, 2020, each of the directors, other than Mr. Helm, held 7,676 unvested RSUs, and Mr. Helm held 11,170 unvested RSUs.

(3)	Reflects cash payments with respect to accrued dividends distributed to such director upon the vesting and delivery of the applicable 2019 equity award.
(4)	Fees were directly paid to entities affiliated with the employer of Mr. Strong for firm use and not redirected to Mr. Strong.
(5)	Mr. Strong and Mr. Zimmerman resigned from the Board effective April 29, 2020.
(6)

In recognition of Mr. Zimmerman’s diligent service to the Board and the close proximity of his resignation date to the scheduled vesting date of the 2019 equity awards (May 1, 2020) to Mr. Zimmerman’s resignation date (April 29, 2020), the Board approved the acceleration of Mr. Zimmerman’s 2019 equity award of 5,504 shares, which pursuant to Mr. Zimmerman’s previous election, will be deferred until January 1, 2024. No other equity awards were made to Mr. Zimmerman during 2020.

64	2021 Proxy Statement

COMPENSATION TABLES

Equity Compensation Plan Information

The following table shows information relating to the number of shares authorized for issuance under our equity compensation plans as of December 31, 2020.

	Securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)	Weighted average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (#)(3)
Equity compensation plans approved by security holders	18,631,420	$ 19.31	13,946,923
Equity compensation not approved by security holders	—	N/A	—

Total	18,631,420	$ 19.31	13,946,923

(1)

Reflects 18,631,420 shares subject to outstanding awards granted under the 2016 Incentive Plan, of which 15,055,587 shares were subject to outstanding options, 2,018,593 shares were subject to outstanding restricted stock unit awards, and 1,557,240 shares subject to outstanding performance share unit awards assuming target performance.

(2)

The weighted average exercise price is calculated based solely on the outstanding stock options. It does not consider the shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price.

(3)	Represents available shares for future issuance of 13,946,923 shares under the 2016 Incentive Plan as of December 31, 2020.

2021 Proxy Statement	65

PROPOSAL 2 – ADVISORY VOTE ON 2020 COMPENSATION OF NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, and the related rules of the SEC, a proposal will be presented at the 2021 Annual Meeting asking stockholders to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as described in this Proxy Statement. Please see our “Compensation Discussion and Analysis” section beginning on page 38, for a discussion of our compensation program for the Named Executive Officers.

We currently conduct advisory say-on-pay votes annually and expect to conduct the next advisory say-on-pay vote in 2022.

The advisory vote on the following resolution is not intended to address any specific element of compensation; rather, it relates to the overall compensation of the Company’s Named Executive Officers, as well as the philosophy, policies, and practices described in this Proxy Statement. You can vote for, against or abstain from voting on the following resolution relating to executive compensation.

RESOLVED, that the compensation paid to Vistra Corp.’s Named Executive Officers as set forth in the Summary Compensation Table of this Proxy Statement, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative discussion, is hereby APPROVED.

Although your vote on executive compensation is not binding on the Company, the Board values the views of the stockholders. The Board Social Responsibility & Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

✔	The Board of Directors recommends that stockholders vote FOR the proposal to approve, on an advisory basis, the compensation of the Named Executive Officers.

66	2021 Proxy Statement

AUDIT COMMITTEE REPORT

Committee Purpose and Evaluation. The principal purposes of the Audit Committee are to (i) oversee (a) the quality and integrity of the financial statements of the Company; (b) the Company’s financial reporting processes and financial statement audits; (c) the independent registered public accounting firm’s qualifications and independence; (d) the performance of the Company’s internal audit function and independent registered public accounting firm; (e) the Company’s system of internal controls over financial reporting, accounting, legal and regulatory compliance, and ethics, including the effectiveness of disclosure controls and controls over processes that could have a significant impact on the Company’s financial statements; and (f) the systems of disclosure controls and procedures; (ii) foster open communications among the independent registered public accounting firm, financial and senior management, internal audit and the Board; and (iii) encourage continuous improvement and foster adherence to the Company’s policies, procedures and practices at all levels. The role and responsibilities of the Audit Committee are fully set forth in the Audit Committee’s written charter, which was approved by the Board and is available on the Company’s website at www.vistracorp.com/corporate-governance. In its annual self-evaluation, the Audit Committee reviews and assesses how effectively it fulfilled these purposes over the prior year and identifies areas for improvement.

2021 Committee Engagement. In addition to the matters discussed below, the Audit Committee engages proactively with Deloitte and management as needed to understand the status and strategy of the Company’s audit and to discuss new accounting standards or potentially significant events that may impact the Company’s financial reporting.

Committee Composition. The Audit Committee consists of Company directors who satisfy the requirements of independence, financial literacy and other qualifications under applicable law and regulations of the SEC and the NYSE and is chaired by Brian K. Ferraioli. The Board annually reviews these standards and has determined that each of the members of the Audit Committee is an “audit committee financial expert” for purposes of the SEC’s rules. Each of the members of the Audit Committee is also independent as defined by the rules of the NYSE. The Audit Committee has directed the preparation of this report and has approved its content and submission to the stockholders.

Required Communications with Deloitte. The Audit Committee has discussed with Deloitte, the independent registered public accounting firm for the Company, the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standards. The Audit Committee has received the written disclosures and letter from Deloitte, as required by the PCAOB, regarding Deloitte’s communications with the Audit Committee concerning independence and has discussed with Deloitte its independence. The Audit Committee has received reports from Deloitte and Company management relating to services provided by Deloitte and associated fees. In this regard, the Audit Committee has considered whether or not the provision of non-audit services by Deloitte for the year 2020 is compatible with maintaining the independence of the firm. In furtherance of the objective of assuring Deloitte’s independence, the Audit Committee has adopted a policy relating to the engagement of the Company’s independent registered public accounting firm, as described on page 70 of this Proxy Statement.

Committee Oversight and Assessment of Deloitte. In connection with the evaluation, appointment and retention of the independent registered public accounting firm, each year the Audit Committee reviews and evaluates the qualifications, performance and independence of the independent registered public accounting firm and lead partner, including consideration of input from management. In doing so, the Audit Committee considers various factors including, but not limited to: the quality of services provided; technical expertise and knowledge of the industry and the Company’s business and operations; effective communication; objectivity; independence; and the potential impact of changing the independent registered public accounting firm. Based on this evaluation, the Audit Committee has retained Deloitte as our independent registered public accounting firm for 2021. The Audit Committee and its Chair were directly involved in and approved the selection of the new lead partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Pursuant to these requirements, we will have a new lead partner beginning with the 2021 audit.

Committee Oversight of Financial Statements. The Audit Committee reviewed and discussed with Company management and Deloitte the audited consolidated financial statements of the Company for 2020 and the audit of internal controls over financial reporting. The Audit Committee also discussed with Deloitte those matters required to be discussed by the applicable requirements of the PCAOB and SEC concerning the quality of the Company’s accounting principles as applied in our financial statements. In general, these auditing standards require the independent registered public accounting firm to communicate to the Audit Committee certain matters that are incidental to the audit, such as any initiation of, or changes to, significant accounting policies, management judgments, accounting estimates

2021 Proxy Statement	67

AUDIT COMMITTEE REPORT

and audit adjustments; disagreements with management; the independent registered public accounting firm’s judgment about the quality of our accounting principles; significant audit risks identified and any changes from planned audit strategy; the use of specialists on the audit team; and issues for which the independent registered public accounting firm have consulted outside the engagement team.

Recommendation. Based on the review and discussions above, the Audit Committee recommended to the Board that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Stockholder comments to the Audit Committee are welcomed and should be addressed to the Corporate Secretary of the Company at the Company’s offices.

This report is submitted by the members of the Audit Committee as of March 30, 2021.

Audit Committee

Brian K. Ferraioli, Chair

Jeff D. Hunter

John R. Sult

68	2021 Proxy Statement

AUDIT COMMITTEE REPORT

PRINCIPAL ACCOUNTANT FEES

The following table sets forth information regarding fees for professional services rendered by the Company’s current independent registered public accounting firm, Deloitte, in the years ended December 31, 2020 and 2019:

	Year
	2019	2020
Audit Fees. Fees for professional services necessary to perform the annual audit, review SEC filings, fulfill statutory and other attestation service requirements, provide comfort letters and consents	$6,040,000	$6,679,000
Audit-Related Fees. Fees for assurance and related services, including due diligence related to mergers, acquisitions and divestitures, accounting consultations and audits in connection with acquisitions, internal control reviews, attestation services that are not required by statute or regulation, and consultation concerning financial accounting and reporting standards	$448,000	$204,000
Tax Fees. Fees for professional services rendered for tax compliance, tax planning, and tax advice related to mergers and acquisitions, divestitures, and communications with and requests for rulings from taxing authorities	—	—
All Other Fees. License fees for accounting research software products, fees for seminars and services including process improvement reviews, forensic accounting reviews, litigation assistance, and training services	$22,000	$10,000

Total	$6,510,000	$6,893,000

All of the fees and services described above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were approved under the Audit Committee’s pre-approval policy and pursuant to the applicable SEC rules and regulations, described further below. None of the services described above were provided pursuant to the de minimis exception provided for in applicable SEC rules and regulations.

2021 Proxy Statement	69

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected the firm of Deloitte to act as independent registered public accounting firm for the Company for fiscal year 2021 to audit the consolidated financial statements of the Company and the effectiveness of internal controls over financial reporting and to make a report thereon to the stockholders. The Audit Committee and the Board believe that the continued retention of Deloitte as the Company’s independent registered public accounting firm for the 2021 fiscal year is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider its selection. Even if the stockholders ratify Deloitte’s appointment, the Audit Committee may choose to select another auditor if it determines it to be in the best interests of the Company or its stockholders. Representatives of Deloitte are expected to be present at the 2021 Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The persons named in the proxy will, unless otherwise instructed thereon, vote your shares in favor of the following resolution, which will be submitted to the stockholders for ratification at the 2021 Annual Meeting:

RESOLVED, that the selection of the firm of Deloitte, independent registered public accounting firm, to audit the consolidated financial statements of the Company and the effectiveness of internal controls over financial reporting for fiscal year 2021, to make a report thereon, and to perform other services, be, and hereby is, ratified.

The firm of Deloitte, independent registered public accounting firm, has been the independent registered public accounting firm for the Company since 2016, and also served as the independent accounting firm for the Predecessor prior to the Predecessor’s emergence from bankruptcy in 2016.

The Audit Committee has adopted a policy relating to the engagement of the Company’s independent registered public accounting firm. The policy provides that in addition to the audit of the Company’s financial statements and internal controls over financial reporting, related quarterly reviews and other audit services, and providing services necessary to complete SEC filings, the Company’s independent registered public accounting firm may be engaged to provide non-audit services as described herein. Prior to engagement, all services to be rendered by the independent registered public accounting firm must be authorized by the Audit Committee in accordance with pre-approval procedures that are defined in the policy. The pre-approval procedures require (i) the annual review and pre-approval by the Audit Committee of all anticipated audit and non-audit services; and (ii) the quarterly pre-approval by the Audit Committee of services, if any, not previously approved and the review of the status of previously-approved services. The Audit Committee may also approve certain ongoing non-audit services not previously approved in the limited circumstances provided for in applicable SEC rules. All services performed by the independent registered public accounting firm for the Company and our subsidiaries in 2020 were pre-approved by the Audit Committee.

The policy defines those non-audit services that the Company’s independent registered public accounting firm may also be engaged to provide as follows: (i) audit related services (e.g., due diligence, accounting consultations and audits related to mergers, acquisitions and divestitures; employee benefit plan audits; accounting and financial reporting standards consultation; internal control reviews); (ii) tax related services (e.g., tax compliance; general tax consultation and planning; tax advice related to mergers, acquisitions, and divestitures); and (iii) other services (e.g., process improvement, review and assurance; litigation; general research; forensic and investigative services; training services). The policy prohibits the engagement of the Company’s independent registered public accounting firm to provide: (a) bookkeeping or other services related to the accounting records or financial statements of the Company; (b) financial information systems design and implementation services; (c) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (d) actuarial services; (e) internal audit outsourcing services; (f) management or human resource functions; (g) broker-dealer, investment advisor, or investment banking services; (h) legal and expert services unrelated to the audit; and (i) any other service that the PCAOB determines, by regulation, to be impermissible. In addition, the policy prohibits the Company’s independent registered public accounting firm from providing tax or financial planning advice to any officer of the Company.

70	2021 Proxy Statement

PROPOSAL 3 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ongoing compliance with the Audit Committee’s policy relating to the engagement of Deloitte is monitored on behalf of the Audit Committee by the Company’s CFO. Reports from Deloitte and the CFO describing the services provided by the firm and fees for such services are provided to the Audit Committee no less often than quarterly.

✔	The Board of Directors recommends that stockholders vote FOR ratification of the appointment of Deloitte as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

2021 Proxy Statement	71

OTHER BUSINESS

Other than as stated herein, the Board does not intend to bring any business before the 2021 Annual Meeting and it has not been informed of any matters that may be presented to the 2021 Annual Meeting by others. However, if any other matters properly come before the 2021 Annual Meeting, it is the intent of the Board that the persons named in the proxy will vote pursuant to the proxy in accordance with their judgment in such matters.

This Proxy Statement and our 2020 Annual Report to stockholders are available on the Company’s website at www.vistracorp.com.

By Order of the Board of Directors

Yuki Whitmire
Vice President, Associate General Counsel, and Corporate Secretary

Dated: March 30, 2021

Whether or not you will be able to attend the meeting,

please vote your shares promptly.

72	2021 Proxy Statement

ANNEX A

VISTRA CORP. – NON-GAAP RECONCILIATIONS

We report our financial results in conformity with accounting principles generally accepted in the United States of America (“GAAP”), and also communicate with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of our financial results that are prepared in accordance with GAAP. We use these non-GAAP financial measures as measures of performance and liquidity, respectively, and Vistra’s management and Board of Directors have found these measures informative to evaluate trends in our underlying performance. We use the following non-GAAP financial measures in this Proxy Statement:

•

“Adjusted EBITDA” refers to EBITDA as adjusted for unrealized gains or losses from hedging activities, tax receivable agreement impacts, reorganization items, and certain other items described from time to time in Vistra’s earnings releases. Vistra uses Adjusted EBITDA as a measure of performance and believes that analysis of its business by external users is enhanced by visibility to both Net Income prepared in accordance with GAAP and Adjusted EBITDA.

•

“Adjusted Free Cash Flow before Growth” (or “Adjusted FCFbG”) refers to cash from operating activities excluding changes in margin deposits and working capital and adjusted for capital expenditures (including capital expenditures for growth investments), other net investment activities, and other items described from time to time in Vistra’s earnings releases. Vistra uses Adjusted Free Cash Flow before Growth as a measure of liquidity and believes that analysis of its ability to service its cash obligations is supported by disclosure of both cash provided by (used in) operating activities prepared in accordance with GAAP as well as Adjusted Free Cash Flow before Growth.

Set forth below are reconciliations of the non-GAAP financial measures referenced in this Proxy Statement to the most directly comparable financial measures calculated and presented in accordance with GAAP:

2021 Proxy Statement	A-1

VISTRA CORP.

NON-GAAP RECONCILIATIONS – ADJUSTED EBITDA

FOR THE YEAR ENDED DECEMBER 31, 2020

(Unaudited) (Millions of Dollars)

	Retail	Texas	East	West	Sunset	Eliminations / Corp and Other	Ongoing Operations Consolidated	Asset Closure	Vistra Corp. Consolidated
Net income (loss)	$309	$1,760	$41	$50	$(414)	$(1,021)	$725	$(101)	$624
Income tax expense	—	—	—	—	—	266	266	—	266
Interest expense and related charges(a)	10	(8)	7	(10)	2	629	630	—	630
Depreciation and amortization(b)	303	550	721	19	133	64	1,790	22	1,812
EBITDA before Adjustments	622	2,302	769	59	(279)	(62)	3,411	(79)	3,332
Unrealized net (gain) loss resulting from hedging transactions	340	(691)	15	10	95	—	(231)	—	(231)
Generation plant retirement expenses	—	—	—	—	43	—	43	—	43
Fresh start/purchase accounting impacts	5	(8)	22	—	19	—	38	—	38
Impacts of Tax Receivable Agreement	—	—	—	—	—	(5)	(5)	—	(5)
Non-cash compensation expenses	—	—	—	—	—	63	63	—	63
Transition and merger expenses	5	2	1	—	—	11	19	(3)	16
Impairment of long-lived assets	—	—	—	—	356	—	356	—	356
Loss on disposal of investment in NELP	—	—	29	—	—	—	29	—	29
COVID-19-related expenses(c)	—	15	3	—	5	2	25	—	25
Other, net	11	26	10	4	3	(36)	18	1	19
Adjusted EBITDA	$983	$1,646	$849	$73	$242	$(27)	$3,766	$(81)	$3,685

(a)	Includes $155 million of unrealized mark-to-market net losses on interest rate swaps.
(b)	Includes nuclear fuel amortization of $75 million in the Texas segment.
(c)	Includes material and supplies and other incremental costs related to our COVID-19 response.

A-2	2021 Proxy Statement

VISTRA CORP.

NON-GAAP RECONCILIATIONS – ADJUSTED FREE CASH FLOW

FOR YEAR ENDED DECEMBER 31, 2020

(Unaudited) (Millions of Dollars)

	Ongoing Operations	Asset Closure	Vistra Consolidated
Adjusted EBITDA	$3,766	$(81)	$3,685
Interest paid, net(a)	(513)	—	(513)
Taxes received net of payments	141	(1)	140
Severance	(11)	(10)	(21)
Working capital, margin deposits and derivative related cash activities	159	(6)	153
Reclamation and remediation	(17)	(50)	(67)
Transition and merger expense	(16)	—	(16)
COVID-19-related expenses	(25)	—	(25)
Changes in other operating assets and liabilities	26	(25)	1
Cash provided by operating activities	$3,510	$(173)	$3,337
Capital expenditures including LTSA prepayments and nuclear fuel purchases(b)	(858)	—	(858)
Development and growth expenditures(c)	(401)	—	(401)
Purchases and sales of environmental credits and allowances, net	(339)	—	(339)
Other net investing activities(d)	15	11	26
Free cash flow	$1,927	$(162)	$1,765
Working capital, margin deposits and derivative related cash activities	(159)	6	(153)
Development and growth expenditures	401	—	401
Severance	11	10	21
Purchases and sales of environmental credits and allowances, net	339	—	339
Transition and merger expense	16	—	16
COVID-19-related expenses	25	—	25
Transition capital expenditures	22	—	22
Adjusted free cash flow before growth	$2,582	$(146)	$2,436

(a)	Net of interest received.
(b)	Includes $258 million LTSA prepaid capital expenditures.
(c)	Includes $18 million LTSA prepaid development and growth expenditures.
(d)	Includes investments in and proceeds from the nuclear decommissioning trust fund, insurance proceeds, proceeds from sales of assets and other net investing cash flows.

2021 Proxy Statement	A-3

P.O. BOX 8016, CARY, NC 27512-9903	YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
INTERNET
Go To: www.proxypush.com/VST
• Cast your vote online
• Have your Proxy Card ready
• Follow the simple instructions to record your vote
PHONE Call 1-866-829-5001
• Use any touch-tone telephone
• Have your Proxy Card ready
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MAIL
• Mark, sign and date your Proxy Card
• Fold and return your Proxy Card in the postage-paid envelope provided
Go Green! To access documents electronically or to receive documents via e-mail, simply go to: www.proxydocs.com/VST

Vistra Corp.
Annual Meeting of Stockholders

For Stockholders as of record on March 16, 2021

TIME: PLACE:	Wednesday, April 28, 2021 09:00 AM, Central Time Annual Meeting to be held live via the Internet - please visit www.proxydocs.com/VST in advance for more details and to register to attend.

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Stephanie Zapata Moore and Yuki Whitmire, and each or either of them, as the true and lawful attorneys of the undersigned (the “Named Proxies”), with full power of substitution and revocation, and authorizes the Named Proxies, and each of them, to vote all the shares of capital stock of Vistra Corp. (the “Company”) which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon the Named Proxies to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Vistra Corp.

Annual Meeting of Stockholders

Please make your marks like this: Use dark black pencil or pen only

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

	PROPOSAL		YOUR VOTE		BOARD OF DIRECTORS RECOMMENDS
1.	Election of the following 10 Directors:
		FOR	AGAINST	ABSTAIN

	1.01 Scott B. Helm	☐	☐	☐	FOR

	1.02 Hilary E. Ackermann	☐	☐	☐	FOR

	1.03 Arcilia C. Acosta	☐	☐	☐	FOR

	1.04 Gavin R. Baiera	☐	☐	☐	FOR

	1.05 Paul M. Barbas	☐	☐	☐	FOR

	1.06 Lisa Crutchfield	☐	☐	☐	FOR

	1.07 Brian K. Ferraioli	☐	☐	☐	FOR

	1.08 Jeff D. Hunter	☐	☐	☐	FOR

	1.09 Curtis A. Morgan	☐	☐	☐	FOR

	1.10 John R. Sult	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN

2.	Approve, on an advisory basis, the 2020 compensation of the Company’s named executive officers; and	☐	☐	☐	FOR

3.	Ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐	FOR

To attend the virtual 2021 Annual Meeting, you must pre-register at www.proxydocs.com/VST prior to the deadline of

April 23, 2021 at 5:00 PM (Eastern Time).

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable) Date	Signature (if held jointly) Date